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Exhibit 10.5

CONFORMED COPY WITH
EXHIBITS E AND F
CONFORMED AS EXECUTED

CREDIT AGREEMENT
among
PRIMEDIA INC.,
VARIOUS LENDING INSTITUTIONS,
BANK OF AMERICA, N.A.,
as SYNDICATION AGENT,
CITICORP NORTH AMERICA, INC.
as CO-SYNDICATION AGENT,
and
JPMORGAN CHASE BANK,
as ADMINISTRATIVE AGENT

Dated as of May 14, 2004

J.P. MORGAN SECURITIES INC.,
BANC OF AMERICA SECURITIES LLC and
CITICORP GLOBAL MARKETS INC.
as JOINT LEAD ARRANGERS and JOINT BOOKRUNNERS

i

6.11	Tax Returns and Payments	13
6.12	Compliance with ERISA	13
6.13	Subsidiaries	14
6.14	Intellectual Property	14
6.15	Compliance with Statutes, etc.	14
6.16	The Pledge Agreement	14
SECTION 7.	Affirmative Covenants	15
7.01	Information Covenants	15
7.02	Books, Records and Inspections	16
7.03	Payment of Taxes	16
7.04	Corporate Franchises	17
7.05	Compliance with Statutes, etc	17
7.06	ERISA	17
7.07	End of Fiscal Years; Fiscal Quarters	17
7.08	Use of Proceeds	18
7.09	Ownership of Subsidiaries	18
7.10	Maintenance of Corporate Separateness	18
SECTION 8.	Negative Covenants	18
8.01	Changes in Business	18
8.02	Consolidation, Merger, Sale or Purchase of Assets, etc.	18
8.03	Liens	20
8.04	Indebtedness	22
8.05	Advances, Investments and Loans	23
8.06	Contingent Obligations	24
8.07	Dividends, etc.	25
8.08	Transactions with Affiliates	26
8.09	Fixed Charge Coverage Ratio	27
8.10	Interest Coverage Ratio	27
8.11	Leverage Ratio	27
8.12	Issuance of Stock	28
8.13	Modifications of Certain Agreements, etc.	28
8.14	Limitation on the Creation of Subsidiaries; Redesignation of Partially-Owned Restricted Subsidiaries	28
SECTION 9.	Events of Default	29
9.01	Payments	29
9.02	Representations, etc.	29
9.03	Covenants	29
9.04	Default Under Other Agreements	30
9.05	Bankruptcy, etc.	30
9.06	ERISA	30
9.07	Guaranty	30
9.08	Pledge Agreement	31
9.09	Judgments	31
9.10	Ownership	31

SECTION 10.	Definitions	31
SECTION 11.	The Administrative Agent	49
11.01	Appointment	49
11.02	Delegation of Duties	50
11.03	Exculpatory Provisions	50
11.04	Reliance by Administrative Agent	50
11.05	Notice of Default	51
11.06	Non-Reliance on Administrative Agent and Other Banks	51
11.07	Indemnification	51
11.08	Administrative Agent in Its Individual Capacity	52
11.09	Holders	52
11.10	Resignation of the Administrative Agent; Successor Agent	52
SECTION 12.	Miscellaneous	52
12.01	Payment of Expenses, etc	52
12.02	Right of Setoff	53
12.03	Notices	53
12.04	Benefit of Agreement	53
12.05	No Waiver; Remedies Cumulative	55
12.06	Payments Pro Rata	55
12.07	Calculations; Computations	55
12.08	Governing Law; Submission to Jurisdiction; Venue	56
12.09	Counterparts	56
12.10	Effectiveness	57
12.11	Headings Descriptive	57
12.12	Amendment or Waiver	57
12.13	Survival	57
12.14	Domicile of Loans	57
12.15	Confidentiality	57
12.16	Waiver of Jury Trial	58
12.17	USA Patriot Act	58
12.18	Section 8 Calculations	58

ANNEX I	List of Banks
ANNEX II	Bank Addresses
ANNEX III	Subsidiaries
ANNEX IV	Liens
ANNEX V	Existing Debt/Existing Contingent Obligations
ANNEX VI	Existing Preferred Stock
ANNEX VII	Existing Unrestricted Subsidiaries
EXHIBIT A	—	Form of Notice of Borrowing
EXHIBIT B	—	Form of Pledge Agreement Certificate
EXHIBIT C-1	—	Opinion of Simpson, Thacher & Bartlett
EXHIBIT C-2	—	Opinion of Beverly C. Chell, Esq.
EXHIBIT C-3	—	Opinion of White & Case LLP
EXHIBIT D	—	Form of Officers' Certificate
EXHIBIT E	—	Subsidiary Guaranty
EXHIBIT F	—	Contribution Agreement
EXHIBIT G	—	Form of Assignment and Assumption Agreement
EXHIBIT H	—	Form of Subsidiary Assumption Agreement
EXHIBIT I	—	Form of 4.04(b) Certificate
EXHIBIT J	—	Form of Exchange Agreement

        CREDIT AGREEMENT, dated as of May 14, 2004, among PRIMEDIA INC., a Delaware corporation (the "Borrower"), the lending institutions listed from time to time on Annex I hereto (each a "Bank" and, collectively, the "Banks"), BANK OF AMERICA, N.A. as Syndication Agent (the "Syndication Agent"), CITICORP NORTH AMERICA, INC., as Co-Syndication Agent, and JPMORGAN CHASE BANK, as Administrative Agent (the "Administrative Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.

W I T N E S S E T H:

        WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrower the credit facilities provided for herein:

        NOW, THEREFORE, IT IS AGREED:

        SECTION 1.    Amount and Terms of Credit.

        1.01    Commitments.    Subject to and upon the terms and conditions set forth herein, each Bank severally agrees to make, on the Closing Date, a term loan or term loans (each a "Loan" and, collectively, "Loans") to the Borrower, which Loans (i) shall be made pursuant to a single drawing, (ii) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans, provided that all Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Loans of the same Type, and (iii) shall equal for each Bank, in initial aggregate principal amount, that amount which equals the Commitment of such Bank on the Closing Date (before giving effect to the termination thereof on such date pursuant to Section 3.03). Once repaid, Loans incurred hereunder may not be reborrowed. Notwithstanding the foregoing or anything contained in this Agreement, it is hereby understood and agreed that any lender that executes an Exchange Agreement in substantially the form attached hereto as Exhibit J, shall be deemed to be a Bank under this Agreement with the amounts exchanged in each Exchange Agreement deemed to be Loans under this Agreement and with the Total Commitment to be reduced by the aggregate amount exchanged under the Exchange Agreements (with such reduction to be applied equally to reduce the Commitments of the three Banks listed on Annex I); provided that in no event shall the Borrower receive less than an aggregate of $100,000,000 of gross proceeds of Loans (including as a result of the exchange described above) on the Closing Date.

        1.02    Minimum Borrowing Amounts, etc.    The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount for such Loans. More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than five Borrowings of Eurodollar Loans.

        1.03    Notice of Borrowing.    (a) Whenever the Borrower desires to incur Loans hereunder, it shall give the Administrative Agent at its Notice Office, prior to 1:00 P.M. (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Eurodollar Loans and at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Base Rate Loans to be incurred hereunder. Each such notice (each, together with each notice referred to in Section 1.03(b)(i), a "Notice of Borrowing"), except as otherwise expressly provided in Section 1.10, shall be irrevocable, and, in the case of each written notice and each confirmation of telephonic notice, shall be in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of such Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof, if any, and of the other matters covered by the Notice of Borrowing.

          (b)   Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from the chairman, a vice chairman, the president, the chief financial officer, the treasurer, an assistant treasurer, the supervisor, cash management or a director of treasury operations of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of such telephonic notice.

        1.04    Disbursement of Funds.    (a) No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing relating to the Loans, each Bank will make available its Pro Rata Share of each Borrowing of Loans requested to be made on such date in the manner provided below. All such amounts shall be made available to the Administrative Agent in U.S. Dollars and immediately available funds at the

Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing of any Loans referred to in this Section 1.04(a) that such Bank does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the Loans. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any failure by such Bank to make Loans hereunder.

        1.05    Register.    (a) he Administrative Agent shall maintain a register for the recordation of the Commitments of the Banks from time to time and the principal amount of the Loans owing to each Bank (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (b)   The Borrower hereby agrees to provide a Note, promptly upon the request of any Bank, to the extent such Bank has requested such Note in connection with any pledge or assignment by such Bank of any or all of its Loans hereunder to a Federal Reserve Bank.

        1.06    Conversions.    The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans owing by the Borrower into a Borrowing or Borrowings of another Type of Loan; provided that (i) no such partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans if a Default or Event of Default is in existence and the Administrative Agent and/or the Required Banks have notified the Borrower that such a conversion will not be permitted as a result thereof and (iii) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at its Notice Office, prior to 1:00 P.M. (New York time), at least three Business Days (or one Business Day in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

        1.07    Pro Rata Borrowings.    All Borrowings of Loans under this Agreement shall be made by the Banks pro rata on the basis of their Commitments. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans to be made by it hereunder, regardless of the failure of any other Bank to make its Loans hereunder.

        1.08    Interest.    (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the Base Rate in effect from time to time.

          (b)   The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the relevant Eurodollar Rate.

          (c)   Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Margin for Base Rate Loans; provided that principal in respect of Eurodollar Loans shall bear interest after the same becomes due (whether by acceleration or otherwise) until the end of the applicable Interest Period for such Eurodollar Loan at a per annum rate equal to 2% in excess of the rate of interest applicable on the due date therefor.

          (d)   Interest shall accrue from and including the date of any Borrowing to, but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e)   All computations of interest hereunder shall be made in accordance with Section 12.07(b).

          (f)    The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

        1.09    Interest Periods.    At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or, if available to each of the Banks (as determined by each such Bank in good faith based on prevailing conditions in the interbank Eurodollar market on any date of determination thereof) nine or twelve month period (or if agreed to by each Bank, such other period as requested by the Borrower). Notwithstanding anything to the contrary contained above:

          (i)    unless otherwise requested by the Borrower and agreed to by each Bank, the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period applicable thereto expires;

          (ii)   if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

          (iii)  if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iv)  no Interest Period for a Borrowing shall be elected which would extend beyond the Maturity Date; and

          (v)   no Interest Period may be elected at any time when a Default or Event of Default is then in existence and the Administrative Agent and/or the Required Banks have notified the Borrower that such an election will not be permitted as a result thereof.

If upon the expiration of any Interest Period, the Borrower has failed to elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, or a Default or an Event of Default then exists and the Administrative Agent and/or the Required Banks have given the notice referred to in clause (v) above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

        1.10    Increased Costs, Illegality, etc.    (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Bank, shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

          (i)    on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

          (ii)   at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request such as, for example, but not limited to, (A) a change since the Effective Date in the basis of taxation of payment to any Bank of the principal of or interest on the Loans or any other amounts payable hereunder (except for changes with respect to Taxes and those taxes described in clauses (x) and (y) of the proviso in the second sentence of Section 4.04) or (B) a change since the Effective Date in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances affecting such Bank, the interbank Eurodollar market or the position of such Bank in such market; or

          (iii)  at any time since the Effective Date, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and (except in the case of clause (i)) to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Bank, upon written demand therefor (accompanied by the written notice referred to below), such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

          (b)   At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof promptly (but in any event no later than the later of (x) the Business Day next preceding the date of such Borrowing and (y) one Business Day after the Borrower was notified by a Bank pursuant to Section 1.10(a)(ii) or (iii)), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Administrative Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 1.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan (or such earlier date as shall be required by applicable law)); provided that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

          (c)   (i) If any Bank shall have determined that after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), accompanied by the notice referred to in the last sentence of this clause (i), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c).

            (ii)   If (x) any Bank becomes a Defaulting Bank or otherwise defaults in its obligations to make Loans, (y) any Bank has notified the Borrower that one of its Eurodollar Loans is affected by the circumstances described in Section 1.10(a)(ii) or (iii), or (z) any Bank is owed increased costs or other amounts under Section 1.10(c)(i) or 4.04 and, in the case of such clause (y) or (z), compensation or other action with respect to such event is not otherwise requested generally by the other Banks, the Borrower shall have the right, if no Default or Event of Default then exists and, in the case of a Bank described in clause (y) or (z) above, such Bank has not changed its applicable lending office with the effect of eliminating such increased cost, to replace such Bank (the "Replaced Bank") with another commercial bank or banks or other financial institutions (collectively, the "Replacement Bank") reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 1.10(c)(ii), the Replacement Bank shall enter into one or more assignment agreements pursuant to Section 12.04(b) hereof (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of the Replaced Bank and, in connection therewith, shall pay to the Replaced Bank (or in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank and (b) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 hereof and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective assignment documentation pursuant to clause (i) above and the payment of amounts referred to in clauses (i) above and (ii) above, the Replacement Bank shall become a Bank or Banks hereunder, as the case may be, and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions (including, without limitation, Sections 1.10, 1.11, 4.04, 11.07 and 12.01 of this Agreement) under this Agreement, which shall survive as to such Replaced Bank.

        1.11    Compensation.    The Borrower agrees to compensate each Bank in the appropriate currency, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding loss of anticipated profit with respect to any Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment, prepayment or conversion of any Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b). Calculation of all amounts payable to a Bank under this Section 1.11 shall be made as though that Bank had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America; provided, however, that each Bank may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 1.11.

        1.12    Change of Lending Office.    Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c)(i) or 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that in the sole judgment of such Bank, such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Sections 1.10 or 4.04.

        SECTION 2.    [Intentionally Omitted.]

        SECTION 3.    Fees; Commitments.

        3.01    Fees.    (a) The Borrower shall pay to the Administrative Agent, the Syndication Agent and the Co-Syndication Agent, for their own respective accounts, such fees as have been agreed to in writing by the Borrower and the Administrative Agent, the Syndication Agent or the Co-Syndication Agent, respectively.

          (b)   All computations of Fees shall be made in accordance with Section 12.07(b).

        3.02 [Intentionally Omitted.]

        3.03    Mandatory Reduction of Commitments.    The Total Commitment (and the Commitment of each Bank) shall terminate on the earlier of (i) the Closing Date (after giving effect to the making of the Loans on such date) and (ii) June 15, 2004.

        SECTION 4.    Payments.

        4.01    Voluntary Prepayments.    The Borrower shall have the right to prepay the Loans incurred by it, in whole or in part, without premium or penalty except as otherwise provided in this Agreement, from time to time following the first anniversary of the Closing Date on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which such loans were made, which notice shall be given by the Borrower prior to 12:00 Noon (New York time) at least two Business Days prior to the date of such prepayment, which notice shall promptly be transmitted by the Administrative Agent to each of the Banks; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $1,000,000 and, if greater, in an integral multiple of $500,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) each prepayment of Loans pursuant to this Section 4.01 shall reduce the then remaining Scheduled Loan Repayments on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Loan Repayment); and (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.

        4.02    Mandatory Repayments.    (a) The Borrower shall repay, on each date set forth below (provided that if any date set forth below is not a Business Day then the repayment shall occur on the first Business Day immediately succeeding such date set forth below) (each a "Scheduled Loan Repayment Date"), the Loans in an amount equal to the amount set forth below opposite such date

(each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(c), a "Scheduled Loan Repayment"):

Scheduled Loan Repayment Date	Amount
December 31, 2004	$500,000
June 30, 2005	$500,000
December 31, 2005	$500,000
June 30, 2006	$500,000
December 31, 2006	$500,000
June 30, 2007	$500,000
December 31, 2007	$500,000
June 30, 2008	$500,000
December 31, 2008	$500,000
June 30, 2009	$500,000
Maturity Date	$95,000,000

          (b)   In the event that a Specified Change of Control Event occurs, the Borrower shall repay all outstanding Loans in their entirety on the date which is the earlier of (i) 30 days after any date on which such Specified Change of Control Event occurs and (ii) the date on which any Senior Notes or any other Indebtedness of the Borrower or its Restricted Subsidiaries are required to be repurchased, redeemed or prepaid as a result of any such Specified Change of Control Event.

          (c)   With respect to any Asset Sale, (i) on the earliest of (x) the date occurring one year after the consummation of such Asset Sale, (y) the date, if any, following the date of consummation of such Asset Sale upon which the Administrative Agent, on behalf of the Required Banks, shall have delivered a written reinvestment termination notice to the Borrower, provided that such notice may only be given while an Event of Default exists, and (z) the date the Borrower or any of its Subsidiaries shall be required to make an offer to purchase Senior Notes or any other Indebtedness of the Borrower or its Restricted Subsidiaries (other than Indebtedness specifically relating to the assets sold in such Asset Sale) with the proceeds received in connection with such Asset Sale, and (ii) on any date after the earliest of the dates referred to in clause (i) above of receipt by the Borrower or any of its Restricted Subsidiaries of additional Net Cash Proceeds from such Asset Sale, in each case, the aggregate principal amount of the Loans shall be repaid in an aggregate amount equal to 100% of the then Remaining Net Cash Proceeds from such Asset Sale. The amount of each principal repayment of Loans pursuant to this Section 4.02(c) shall be applied to reduce each of the remaining Scheduled Loan Repayments on a pro rata basis (based upon the then remaining amount of each such Scheduled Loan Repayment). Notwithstanding anything to the contrary contained in this Section 4.02(c), no repayment of the Loans pursuant to this Section 4.02(c) shall be required to be made unless all loans and commitments under the Existing Credit Agreement have been paid in full or terminated.

          (d)   Notwithstanding anything to the contrary contained in this Agreement, all then outstanding Loans under this Agreement shall be repaid in full on the Maturity Date.

          (e)   With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be repaid and the specific Borrowing(s) pursuant to which made; provided that (i) Eurodollar Loans may be designated for repayment pursuant to this Section 4.02 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full and (ii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

        4.03    Method and Place of Payment.    Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable account of the Banks entitled thereto (based on each Bank's Pro Rata Share, if any), no later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day; provided, however, that to the extent that the Administrative Agent shall have received any payment under this Agreement after 1:00 P.M. (New York time) on a Business Day, the Administrative Agent shall use its best efforts to distribute such payment as promptly as practicable on such date to the Banks (other than any Bank that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received, and to the extent that any such Bank receives its portion of such payment from the Administrative Agent on such same date by a time satisfactory to such Bank, such payment to such Bank shall be deemed to have been made on such date. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

        4.04    Net Payments.    (a) All payments made by the Borrower hereunder will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), the Borrower agrees to pay, prior to the date on which penalties attach thereto, all present and future income, stamp and other taxes, levies, imposts, fines, fees, assessments or costs and charges whatsoever now and hereafter imposed, assessed, levied, withheld or collected on or in respect of any payments of principal, interest or other amounts (all such taxes, levies, costs, imposts, fines, fees, assessments and charges being herein collectively called "Taxes"); provided that Taxes shall not include, except as provided in the succeeding sentence, taxes imposed on or measured by the overall net income or receipts of the Administrative Agent or any Bank pursuant to the laws of the jurisdiction in which the Administrative Agent or such Bank is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein. The Borrower agrees to also pay such additional amounts equal to increases in taxes payable by, or withheld from, that Bank described in the foregoing proviso which increases arise from the receipt by that Bank of payments so paid to or on behalf of such Bank by the Borrower pursuant to the immediately preceding sentence of this Section 4.04 and from the receipt of any amounts paid to or on behalf of such Bank pursuant to this sentence. Promptly after the date on which payment of any such Tax is due pursuant to applicable law, the Borrower will furnish to that Bank evidence, in form and substance satisfactory to that Bank, that the Borrower has met its obligation under this Section 4.04. The Borrower agrees to indemnify each Bank against, and reimburse each Bank on demand for, any Taxes so levied or imposed and paid by such Bank, as determined by that Bank.

          (b)   Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank the Prescribed Forms certifying to the Bank's entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement. In addition, each Bank agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the Prescribed Forms obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent new Prescribed Forms and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or it shall immediately notify the Borrower and the Agent of its inability to deliver any such Form or

  Certificate, in which case such Bank shall not be required to deliver any such Prescribed Form pursuant to this Section 4.04(b). Notwithstanding the foregoing, but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold and pay to the appropriate taxing authority within the time prescribed by applicable law income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of the Administrative Agent or any Bank other than the Administrative Agent or any Bank (i) who is a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code for U.S. Federal income tax purposes or (ii) who has the Prescribed Forms on file with the Borrower for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such Prescribed Forms, and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to the Administrative Agent or a Bank in respect of income or similar taxes imposed by the United States if (I) the Administrative Agent or such Bank has not provided to the Borrower the Prescribed Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, to the extent that the Prescribed Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay any additional amounts and to indemnify the Administrative Agent and each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

        SECTION 5.    Conditions Precedent.

          5.01 Conditions Precedent to the Closing Date. The obligation of each Bank to make each Loan to the Borrower hereunder on the Closing Date is subject to the satisfaction of the following conditions:

            (a)   Effective Date. The Effective Date shall have occurred.

            (b)   No Default; Representations and Warranties. (i) There shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

            (c)   Opinions of Counsel. The Administrative Agent shall have received opinions, addressed to each of the Banks and the Collateral Agent, dated as of the Closing Date, (i) from Simpson, Thacher & Bartlett, special counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit C-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (ii) from Beverly C. Chell, Esq., counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit C-2 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (iii) from White & Case LLP, special counsel to the Administrative Agent, which opinion shall cover the matters contained in Exhibit C-3.

            (d)   Corporate Proceedings. (i) The Administrative Agent shall have received from the Borrower and each Subsidiary Guarantor, a certificate, dated the Closing Date, signed by the chairman, a vice chairman, the president, the chief financial officer or the treasurer of such Person, and attested to by the secretary or any assistant secretary of such Person, in the form of Exhibit D with appropriate insertions and, to the extent required, together with copies of the Certificate of Incorporation, By-Laws and the resolutions of such Person referred to in such certificate, and the foregoing shall be satisfactory to the Administrative Agent.

              (ii)   All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

            (e)       Guaranties. Each Subsidiary Guarantor shall have duly authorized, executed and delivered a guaranty in the form of Exhibit E hereto (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the "Subsidiary Guaranty"), and the Subsidiary Guaranty shall be in full force and effect.

            (f)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing satisfying the requirements of Section 1.03 with respect to all Borrowings of Loans on the Closing Date.

            (g)    Payment of Fees, etc. All costs, fees and expenses, and all other compensation contemplated by this Agreement, due to the Administrative Agent, the Syndication Agent, the Co-Syndication Agent or the Banks shall have been paid to the extent due.

            (h)   Contribution Agreement. The Subsidiary Guarantors shall have entered into a contribution agreement in the form of Exhibit F hereto (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the "Contribution Agreement"), and the Contribution Agreement shall be in full force and effect.

            (i)    Senior Floating Rate Notes. The Borrower shall have issued at least $175,000,000 principal amount of its Senior Floating Rate Notes due 2010.

            (j)    Pledge Agreement. The Borrower shall have duly authorized, executed and delivered to the Collateral Agent a certificate substantially in the form attached hereto as Exhibit B signed by a senior officer of the Borrower certifying that the Loans and all other Obligations hereunder constitute Additional Senior Debt (as defined in the Pledge Agreement) entitled to the benefits of the Pledge Agreement and that the conditions set forth in Section 1(iv)(A) of the Pledge Agreement have been satisfied.

        The occurrence of the Closing Date and the acceptance of the benefits of the Loans on the Closing Date shall constitute a representation and warranty by the Borrower to each of the Banks that all of the conditions specified above exist as of the Closing Date. All of the certificates, legal opinions and other documents and papers referred to in this Section 5.01, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Banks and in sufficient counterparts for each of the Banks and shall be reasonably satisfactory in form and substance to the Administrative Agent.

        SECTION 6. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to, and agreements with, the Banks, all of which shall survive the execution and delivery of this Agreement and the incurrence of the Loans:

        6.01    Corporate Status.    The Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing corporation under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, (ii) is in good standing under the laws of the jurisdiction of its organization and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except, in the cases of clauses

(ii) and (iii) above, for such failures to be in good standing and failures to be so qualified which, in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole.

        6.02    Corporate Power and Authority.    The Borrower and each of its Restricted Subsidiaries has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. The Borrower and each of its Restricted Subsidiaries has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

        6.03    No Violation.    Neither the execution, delivery or performance by the Borrower or any of its Restricted Subsidiaries of the Credit Documents to which it is a party nor compliance by them with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Liens created pursuant to the Pledge Agreement) upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or other material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their respective property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries.

        6.04    Litigation.    There are no actions, suits or proceedings pending, or, to the best knowledge of the Borrower, threatened, with respect to the Borrower or any of its Subsidiaries (i) that are likely to have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole or (ii) that could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or the Administrative Agent or on the ability of the Borrower or of the Subsidiary Guarantors, taken as a whole, in either case, to perform its or their respective obligations hereunder and under the other Credit Documents to which it is or they are, or will be, a party.

        6.05    Use of Proceeds; Margin Regulations.    (a) The proceeds of all Loans shall be utilized (i) to refinance certain loans outstanding on the Closing Date under the Existing Credit Agreement, (ii) to redeem outstanding preferred stock or refinance other outstanding Indebtedness of the Borrower and/or (ii) to pay certain fees and expenses arising in connection with the foregoing.

          (b)   Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock, provided that the Borrower may use the proceeds of Loans to purchase Margin Stock in compliance with Regulations T, U and X, so long as at the time of the making of such Loan, and after giving effect thereto, not more than 25% of the value of the assets subject to the provisions of Section 8 of the Borrower, or of the Borrower and its Restricted Subsidiaries on a consolidated basis, shall constitute Margin Stock.

        6.06    Governmental Approvals.    No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document, except those which have been obtained or made or those the absence of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on either (x) the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole or (y) the rights or remedies of the Banks or the Administrative Agent or on the ability of the Borrower or of the Subsidiary Guarantors, taken as a whole, in either case, to perform its or their respective obligations hereunder and under the other Credit Documents to which it is or they are, or will be, a party.

        6.07    Investment Company Act.    Neither the Borrower nor any of its Restricted Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

        6.08    Public Utility Holding Company Act.    Neither the Borrower nor any of its Restricted Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        6.09    True and Complete Disclosure.    (a) All factual information (taken as a whole) heretofore or contemporaneously furnished by the Borrower or any of its Subsidiaries in writing to the Administrative Agent and/or any Bank on or before the Effective Date (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is true and complete in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 6.09(a), such factual information shall not include projections and pro forma financial information.

          (b)   The projections and pro forma financial information contained in the factual information referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

        6.10    Financial Statements; Financial Condition.    (a) The consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2003 and March 31, 2004 and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year or three month period, as the case may be, ended as of said dates, which, in the case of the December 31, 2003 statements, have been examined by Deloitte & Touche, independent certified public accountants, who delivered an unqualified opinion in respect thereof, present fairly the financial position of the Borrower and its Subsidiaries at the dates of said statements and the results for the period covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements (subject, in the case of the March 31, 2004 statements, to normal year and audit adjustments).

          (b)   Since December 31, 2003 and after giving effect to the incurrence of Indebtedness hereunder and the other transactions contemplated hereby, there has been no material adverse change in the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole (other than any change in general economic conditions or any change in conditions affecting the Business generally).

        6.11    Tax Returns and Payments.    The Borrower and each of its Restricted Subsidiaries has filed all Federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all Federal taxes and assessments shown to be due on such returns and all other material taxes and assessments, domestic and foreign, in each case payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP. The Borrower and each of its Restricted Subsidiaries have at all times paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date, except to the extent that the failure to make such payments or provide such reserves would not have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Restricted Subsidiaries, except to the extent that any such action, proceeding, investigation, audit or claim would not have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole. Neither the Borrower nor any of its Restricted Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Restricted Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Restricted Subsidiaries not to be subject to the normally applicable statute of limitations, except to the extent that any such agreement, wavier, request or circumstance would not have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole.

        6.12    Compliance with ERISA.    As of the Closing Date, there are no Plans and neither the Borrower nor any of its Restricted Subsidiaries nor any ERISA Affiliate has incurred any unpaid material liability or reasonably expects to incur any material liability with respect to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) covered by Title IV of ERISA. Additionally, as of the Closing Date, (a) each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; neither the Borrower nor any of its Restricted Subsidiaries nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to or on account of a Plan pursuant to ERISA or the Code; no proceedings have been instituted by the PBGC to terminate any Plan; no condition exists which presents a material risk to the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to ERISA or the Code; no lien imposed under the Code or ERISA on the assets of the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Restricted Subsidiaries do not maintain or contribute to any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), which provides benefits to retired employees (other than as required by Section 601 of ERISA), (b) where, with respect to any of the foregoing representations in this Section 6.12, the liability for or the lien which could arise as a result of, the particular circumstance or event which is the subject of the representation, would be reasonably likely to result in a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower, its Restricted Subsidiaries and ERISA Affiliates to all Plans which are "multiemployer plans" (as defined in Section 4001(a)(3) of ERISA) (each a "Multiemployer Plan") in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan would not be reasonably likely to be an amount that could result in a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole. Notwithstanding anything in this Section 6.12 to the contrary, all representations and warranties made with respect to any Plan which is a Multiemployer Plan shall be made to the best knowledge of the Borrower.

        6.13    Subsidiaries.    On the Closing Date, the corporations listed on Annex III under the name of the Borrower are the only Subsidiaries of the Borrower. Annex III correctly sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

        6.14    Intellectual Property.    (a) The Borrower and each of its Restricted Subsidiaries owns, or is licensed or otherwise authorized to sell, distribute, use or exploit, all material copyrights, literary works, texts and other works of authorship fixed in any tangible medium of expression necessary for the present conduct of its business ("Copyrights"), except to the extent that the failure to own or obtain licenses or authorizations with respect to any of the foregoing, individually or in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole.

          (b)   The Borrower and each of its Restricted Subsidiaries owns or is licensed to use all the patents, trademarks, permits, service marks, trade names, technology, know-how and formulas, or rights with respect to the foregoing, necessary for the present conduct of its business, except to the extent that the failure to own or obtain licenses with respect to any of the foregoing, individually or in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole (together with the Copyrights, "Intellectual Property").

          (c)   All Intellectual Property is protected in all material respects under the laws of the United States relating to such Intellectual Property and has been duly and properly registered or filed with or issued by the appropriate governmental offices and jurisdictions for such registrations, filings or issuances, except to the extent that the failure to make or obtain such registrations, filings or issuances would not have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole.

          (d)   No material claim has been asserted by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Borrower or its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements as do not, individually or in the aggregate, give rise to any liabilities on the part of the Borrower and its Restricted Subsidiaries that are material to the Borrower and its Restricted Subsidiaries taken as a whole.

        6.15    Compliance with Statutes, etc.    The Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Property and the requirements of any permits issued under such Environmental Laws with respect to any such Real Property or the operations of the Borrower or any of its Subsidiaries), except such noncompliances as would not, in the aggregate, have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole.

        6.16    The Pledge Agreement.    The security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, under the Pledge Agreement constitute first priority perfected security interests in the Collateral described in the Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement.

        SECTION 7.    Affirmative Covenants.    The Borrower hereby covenants and agrees that on the Effective Date and thereafter for so long as this Agreement is in effect and until no Notes are outstanding and the Loans together with interest, Fees and all other Obligations are paid in full:

        7.01    Information Covenants.    The Borrower will furnish to each Bank (subject to the final paragraph of this Section 7.01):

          (a)   Annual Financial Statements.    Within 100 days after the close of each fiscal year of the Borrower, the consolidated balance sheets of each of (A) the Borrower and its Subsidiaries and of (B) the Borrower and its Restricted Subsidiaries, as at the end of such fiscal year and, in each case, the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth for such fiscal year, in comparative form, the corresponding figures for the preceding fiscal year and, in the case of the figures with respect to the Borrower and its Restricted Subsidiaries the corresponding figures from the budget for such fiscal year delivered pursuant to Section 7.01(c); all of which shall be examined by Deloitte & Touche or such other independent certified public accountants of recognized national standing as shall be acceptable to the Administrative Agent, whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower and its Subsidiaries or of the Borrower and its Restricted Subsidiaries, as the case may be, as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing has come to its attention or, if such a Default or Event of Default has come to its attention a statement as to the nature thereof (provided that in no event shall such accountants be liable as a result of this Agreement by reason of any failure to obtain knowledge of any Default or Event of Default that would not be disclosed in the course of their audit examination).

          (b)   Quarterly Financial Statements.    As soon as available and in any event within 50 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower (beginning with the quarterly accounting period ending June 30, 2004) and, at the sole option of the Borrower, at any time prior to 100 days after the close of the fourth quarterly accounting period in each fiscal year, the consolidated balance sheet of each of (A) the Borrower and its Subsidiaries and of (B) the Borrower and its Restricted Subsidiaries, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period; all of which shall be in reasonable detail and certified by the chief financial officer or other Authorized Officer of the Borrower that they fairly present the financial condition of the Borrower and its Subsidiaries or of the Borrower and its Restricted Subsidiaries, as the case may be, as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end audit adjustments.

          (c)   Budgets; etc.    Not more than 90 days after the commencement of each fiscal year of the Borrower, budgets of the Borrower and its Restricted Subsidiaries in reasonable detail for each of the four fiscal quarters of such fiscal year setting forth Consolidated EBITDA and consolidated sales and setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based.

          (d)   Officer's Certificates.    At the time of the delivery of the financial statements provided for in Section 7.01(a) and (b), a certificate of the chief financial officer, treasurer, controller or chief accounting officer of the Borrower (i) to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower and its

  Subsidiaries were in compliance with the provisions of Sections 8.04(c), 8.05(d), 8.07 and Sections 8.09 through and including 8.11, as at the end of such fiscal quarter or year, as the case may be and (ii) setting forth the calculations demonstrating (A) with respect to each Affected Transaction consummated during the most recently ended fiscal quarter, that the Borrower was in compliance, on a Pro Forma Basis, with Sections 8.09, 8.10 and 8.11 and (B) with respect to each business sold (or deemed sold) pursuant to Section 8.02(c) hereof, compliance by the Borrower with clause (iii) of such Section 8.02(c). In addition, at the time of the delivery of the financial statements provided for in Section 7.01(a) and (b), a certificate of the chief financial officer, treasurer, controller or chief accounting officer of the Borrower setting forth the amount of, and calculations required to establish the amount of, Excess Cash Flow for the respective fiscal year or quarter.

          (e)   Notice of Default or Litigation.    Promptly, and in any event within three Business Days after any officer of the Borrower obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (y) the commencement of, or threat of, or any significant development in, any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which is likely to have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole, or the ability of the Borrower or of the Subsidiary Guarantors, taken as a whole, in either case, to perform its or their respective obligations hereunder or under any other Credit Document.

          (f)    Auditors' Reports.    Promptly upon receipt thereof, a copy of each report or "management letter" submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any of its Subsidiaries.

          (g)   Other Information.    Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time.

        Unless expressly requested by a Bank, the financial statements and other documents that are required to be delivered under this Section 7.01 shall not be required to be physically delivered to any Bank to the extent that such financial statements and other documents are available on the EDGAR database.

        7.02    Books, Records and Inspections.    The Borrower will, and will cause each of its Restricted Subsidiaries to, permit, upon notice to the chief financial officer or other Authorized Officer of the Borrower, officers and designated representatives of the Administrative Agent or the Required Banks to visit and inspect any of the properties or assets of the Borrower and any of its Restricted Subsidiaries in whomsoever's possession, and to examine the books of account of the Borrower and any of its Restricted Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Restricted Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Banks may desire.

        7.03    Payment of Taxes.    The Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 8.03(a) or charge upon any properties of the Borrower or any of its Restricted Subsidiaries; provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

        7.04    Corporate Franchises.    The Borrower will do, and will cause each of its Restricted Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses, permits and Intellectual Property rights except to the extent its failures to do so would not, in the aggregate, have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole; provided, however, that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.04.

        7.05    Compliance with Statutes, etc.    The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole or on the ability of the Borrower or of the Subsidiary Guarantors, taken as a whole, in either case, to perform its or their obligations hereunder or under any other Credit Document.

        7.06    ERISA.    As soon as possible and, in any event, within 30 days after the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate knows or could reasonably be expected to know of the occurrence of any of the following and where it could reasonably be expected that a material liability of the Borrower and its Restricted Subsidiaries and ERISA Affiliates, taken as a whole, could result in connection therewith, the Borrower will deliver to each of the Banks a certificate of the chief financial officer or other Authorized Officer of the Borrower setting forth details as to such occurrence and such action, if any, which the Borrower, such Restricted Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, such Restricted Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA of a Plan subject to Title IV of ERISA in subject to the advance reporting requirements of PBGC of Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency has been incurred or an application is reasonably likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan has been or is reasonably likely to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; that proceedings are reasonably likely to be or have been instituted to terminate a Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; or that the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate will or is reasonably likely to incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(1) of ERISA. At the request of any Bank, the Borrower will deliver to such Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service.

        7.07    End of Fiscal Years; Fiscal Quarters.    The Borrower will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries', fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

        7.08    Use of Proceeds.    All proceeds of the Loans shall be used as provided in Section 6.05.

        7.09    Ownership of Subsidiaries.    The Borrower will, at all times, maintain, directly or indirectly, ownership of at least a majority of the capital stock of its Restricted Subsidiaries, except to the extent 100% of the capital stock owned by the Borrower or any Restricted Subsidiary of any such Restricted Subsidiary is sold, transferred or disposed of in a transaction permitted by Section 8.02(c) or (j) or any such Restricted Subsidiary is merged, consolidated or liquidated in a transaction permitted by Section 8.02(e).

        7.10    Maintenance of Corporate Separateness.    The Borrower will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors' and shareholders' meetings and the maintenance of corporate offices and records. Neither the Borrower nor any Restricted Subsidiary shall make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of such Unrestricted Subsidiary, and no bank account of an Unrestricted Subsidiary shall be commingled with any bank account of the Borrower or any of its Restricted Subsidiaries. Any financial statements distributed to any creditors of an Unrestricted Subsidiary shall clearly establish the separateness of such Unrestricted Subsidiary from the Borrower and its Restricted Subsidiaries. Finally, neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of any Unrestricted Subsidiary which is a direct Subsidiary of the Borrower or any Restricted Subsidiary being ignored by any court of competent jurisdiction, or in the assets and liabilities of the Borrower or any Restricted Subsidiary being substantively consolidated with those of any Unrestricted Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

        SECTION 8.    Negative Covenants.    The Borrower hereby covenants and agrees that as of the Effective Date, and thereafter for so long as this Agreement is in effect and until no Notes are outstanding and the Loans, together with interest, Fees and all other Obligations are paid in full:

        8.01    Changes in Business.    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses other than Businesses, provided that the Borrower and its Restricted Subsidiaries may engage in businesses other than a Business so long as the businesses engaged in by the Borrower and its Restricted Subsidiaries, taken as a whole, consist substantially of Businesses.

        8.02    Consolidation, Merger, Sale or Purchase of Assets, etc.    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment (and, to the extent consistent with industry practices, other tangible and intangible assets) in the ordinary course of business) of any Person, except that the following shall be permitted:

          (a)   any sale, transfer or other disposition of (x) inventory in the ordinary course of business or (y) any other tangible or intangible asset in the ordinary course of business of the Borrower and/or its Restricted Subsidiaries;

          (b)   the advances, investments and loans permitted pursuant to Section 8.05;

          (c)   the disposition of a business (including, without limitation, to the extent permitted in this Section 8.02(c), sales of the capital stock of a Restricted Subsidiary but excluding sales of the stock of an Unrestricted Subsidiary); provided that (i) no Default or Event of Default exists at such time or would exist immediately after giving effect thereto; (ii) such sale, transfer or disposition (or deemed sale, transfer or disposition pursuant to any Permitted Restricted Subsidiary Conversion) (x) is for fair market value, as determined in good faith by management of the Borrower (or, in the case of any Permitted Restricted Subsidiary Conversion or Permitted Restricted Asset Sale, to

  the extent requested by the Administrative Agent or the Required Banks, as determined by a written opinion of value reasonably satisfactory to the Administrative Agent by an Appraisal Firm) and (y) except in the case of a Permitted Restricted Subsidiary Conversion otherwise permitted pursuant to the terms hereof, results in consideration in the form of cash, promissory notes issued by the respective purchaser and/or other assets, provided that, to the extent any such other assets are received by the Borrower and/or its Restricted Subsidiaries in connection with any such Asset Sale, (I) the market value of such other assets, when added to the aggregate amount of other consideration received in connection with such Asset Sale, shall equal or exceed the market value of the assets so sold (such value to be set forth, to the extent requested by the Administrative Agent or the Required Banks, in a written opinion of value reasonably satisfactory to the Administrative Agent by an Appraisal Firm) and (II) such assets are permitted to be acquired by the Borrower or any of its Restricted Subsidiaries pursuant to Section 8.02(g) at the time of consummation of such Asset Sale (both before and after giving effect to such Asset Sale); (iii) the businesses sold (or deemed sold pursuant to any Permitted Restricted Subsidiary Conversion) by the Borrower and/or its Restricted Subsidiaries pursuant to this Section 8.02(c) in any fiscal year of the Borrower shall not, in the aggregate, have EBITDA in the immediately preceding fiscal year in an amount in excess of 25% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such preceding fiscal year, determined on a pro forma basis as if (A) any dispositions (or deemed dispositions pursuant to any Permitted Restricted Subsidiary Conversion) consummated during such preceding fiscal year had been consummated on the first day of such preceding fiscal year and (B) any acquisitions consummated after the beginning of such preceding fiscal year but prior to the date of any proposed Asset Sale pursuant to this Section 8.02(c) had been consummated on the first day of such preceding fiscal year; and (iv) to the extent such sale, transfer or disposition constitutes a sale, transfer or disposition of less than 100% of the capital stock of any Restricted Subsidiary of the Borrower, after giving effect to such sale, transfer or disposition, the Borrower shall own at least a majority of the capital stock of such Restricted Subsidiary; provided that, notwithstanding the foregoing provisions of this clause (iv), but only to the extent such sale, transfer or disposition is structured as a leveraged recapitalization, the Borrower shall be permitted to structure any sale, transfer or disposition of the capital stock of a Restricted Subsidiary as a leveraged recapitalization in which up to 15% of the capital stock of the Restricted Subsidiary being recapitalized is retained (directly or indirectly) by the Borrower;

          (d)   Asset Sales constituting the disposition of the capital stock owned by the Borrower and its Restricted Subsidiaries or Unrestricted Subsidiaries;

          (e)   any Restricted Subsidiary may be merged or consolidated with or into, or be liquidated into, the Borrower or any other Restricted Subsidiary of the Borrower, or all or any part of its business, properties and assets may be conveyed, leased, sold or otherwise transferred to the Borrower or any other Restricted Subsidiary, provided that (v) in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving corporation, (w) no Default or Event of Default exists or would exist after giving effect thereto, (x) no Excluded Foreign Restricted Subsidiary or Excluded Domestic Restricted Subsidiary may be the surviving corporation of any such merger or consolidation (other than, in the case of an Excluded Foreign Restricted Subsidiary, a merger or consolidation with another Excluded Foreign Restricted Subsidiary and other than, in the case of an Excluded Domestic Restricted Subsidiary, a merger or consolidation with another Excluded Domestic Restricted Subsidiary), (y) no businesses, properties or assets may be transferred to Excluded Foreign Restricted Subsidiaries (other than by other Excluded Foreign Restricted Subsidiaries) if after giving effect to such transfer the Net Investments in Excluded Foreign Restricted Subsidiaries would exceed $50,000,000 and (z) to the extent any business, properties or assets are transferred to Excluded Domestic Restricted Subsidiaries in connection with any such merger or consolidation the Borrower shall have determined, with respect to such transaction, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Sections 8.09, 8.10 and 8.11 of this Agreement;

          (f)    the Borrower and/or its Restricted Subsidiaries may lease real or personal property (so long as such lease does not create Capitalized Lease Obligations except as otherwise permitted by Section 8.04);

          (g)   so long as no Default or Event of Default exists or would result therefrom, the Borrower and its Restricted Subsidiaries may acquire assets, the capital stock of, or other ownership interests in, any Person (any such acquisition permitted by this clause (g), a "Permitted Acquisition"); provided that (A) after giving effect to any such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 8.01 hereof; (B) the Borrower shall have determined, with respect to such acquisition, that, on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries would have been in compliance with Sections 8.09, 8.10 and 8.11 of this Agreement; and (C) to the extent that such acquisition is of the capital stock of or other ownership interest in another Person (such Person, the "Acquired Entity"), (I) such acquisition must be of at least a majority of such capital stock or of such ownership interests, such Person shall be or become a Restricted Subsidiary and all of the applicable provisions of Section 8.14 shall have been complied with in respect of such Restricted Subsidiary and (II) the Board of Directors or other governing body of the Acquired Entity shall not have indicated, either publicly or privately to the Borrower or any of its Restricted Subsidiaries, its opposition to the consummation by the Borrower or such Subsidiary of such acquisition;

          (h)   the Borrower and its Restricted Subsidiaries may sell or discount, in each case without recourse, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (i)    Capital Expenditures by the Borrower and/or its Restricted Subsidiaries made in the ordinary course of business; and

          (j)    the Borrower and its Restricted Subsidiaries may sell assets (and may effect Permitted Restricted Subsidiary Conversions) other than in the ordinary course of business, so long as (x) each such asset is sold (or deemed sold pursuant to any Permitted Restricted Subsidiary Conversion) at fair market value, as determined in good faith by management of the Borrower; (y) each such sale (or deemed sale pursuant to any Permitted Restricted Subsidiary Conversion) results in consideration in the form of cash, promissory notes issued by the respective purchaser and/or other assets, provided that, to the extent any such other assets are received by the Borrower and/or its Restricted Subsidiaries in connection with any such asset sale, (I) the market value of such other assets, when added to the aggregate amount of other consideration received in connection with such asset sale, shall equal or exceed the market value of the assets so sold and (II) such assets are permitted to be acquired by the Borrower or any of its Restricted Subsidiaries pursuant to Section 8.02(g) at the time of consummation of such asset sale (both before and after giving effect to such asset sale); and (z) the aggregate value of all assets so sold (or deemed sold pursuant to any Permitted Restricted Subsidiary Conversion) by the Borrower and its Restricted Subsidiaries in any fiscal year shall not exceed $30,000,000.

        8.03    Liens.    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or its Restricted Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrower or any of its Restricted Subsidiaries) or assign any right to receive income, except:

          (a)   Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

          (b)   Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or its Restricted Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

          (c)   Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Annex IV, without giving effect to any extensions or renewal thereof ("Permitted Liens");

          (d)   Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.09;

          (e)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

          (f)    leases or subleases granted to third Persons not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries;

          (g)   easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

          (h)   Liens arising from UCC financing statements regarding leases permitted by this Agreement;

          (i)    purchase money Liens securing payables arising from the purchase by the Borrower or any of its Restricted Subsidiaries of any equipment or goods in the normal course of business;

          (j)    any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

          (k)   Liens created pursuant to Capital Leases permitted pursuant to Section 8.04(c);

          (l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods so long as such Liens attach only to the imported goods;

          (m)  Liens on assets acquired (or owned by a Restricted Subsidiary acquired) after the Effective Date securing Indebtedness permitted under Section 8.04(g), provided that at the time of such acquisition the value of the assets subject to such Liens does not exceed 10% of the total value of the assets so acquired, or of the assets of the Restricted Subsidiary so acquired, as the case may be;

          (n)   Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

          (o)   Liens created under this Agreement, the other Credit Documents and/or the Existing Credit Agreement; and

          (p)   Liens not otherwise permitted hereunder which secure Indebtedness, Contingent Obligations or other obligations (in each case permitted hereunder) not exceeding (as to the Borrower and its Restricted Subsidiaries) $40,000,000 in the aggregate at any time outstanding.

        8.04    Indebtedness.    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

          (a)   Indebtedness incurred pursuant to this Agreement or pursuant to the Existing Credit Agreement (including, without limitation, any indebtedness incurred pursuant to a supplement or amendment thereto entered into pursuant to Section 1.13 thereof);

          (b)   Indebtedness incurred pursuant to the other Credit Documents;

          (c)   Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries; provided that the aggregate Capitalized Lease Obligations under all Capital Leases outstanding at any one time shall not exceed $75,000,000;

          (d)   Existing Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on the Effective Date and listed on Part A of Annex V hereto ("Existing Debt"), without giving effect to any subsequent extension, renewal or refinancing thereof except pursuant to Section 8.04(i);

          (e)   Indebtedness to the extent permitted pursuant to Section 8.05(c);

          (f)    Indebtedness evidenced by the Subordinated Exchange Debentures after the issuance thereof in an aggregate principal amount not to exceed $575,000,000 at any time outstanding;

          (g)   Indebtedness of a Restricted Subsidiary acquired after the Effective Date (or Indebtedness assumed at the time of an acquisition of an asset securing such Indebtedness), provided that (i) such Indebtedness was not incurred in connection with or in anticipation of such acquisition and (ii) at the time of such acquisition such Indebtedness does not exceed 10% of the total value of the assets of the Restricted Subsidiary so acquired, or of the asset so acquired, as the case may be;

          (h)   additional Indebtedness of the Borrower and its Restricted Subsidiaries not otherwise permitted hereunder; provided that (A) in no event shall the final maturity of such Indebtedness occur prior to the Maturity Date, (B) in no event shall such Indebtedness have a shorter average life than the Loans hereunder, (C) in no event shall such Indebtedness contain terms and conditions (including, without limitation, with respect to the obligor and guarantors, if any, in respect of such Indebtedness, prepayment and redemption provisions, covenants, defaults, security, remedies and, if applicable, subordination provisions) materially less favorable to the Borrower and its Restricted Subsidiaries or to the Banks than the terms and conditions of (I) in the case of Indebtedness issued to the public or in accordance with Rule 144A or similar rule under the Securities Act of 1933, as amended (the "Securities Act"), the Senior Notes, (II) in the case of other senior Indebtedness, this Agreement and the other Credit Documents, and (III) in the case of other Indebtedness, similar Indebtedness of the Borrower then outstanding or if no similar Indebtedness of the Borrower is then outstanding, the Senior Notes (in each case excluding the impact of market conditions on the interest rate and other economic terms) and (D) the Borrower shall have determined, with respect to the incurrence of such Indebtedness, that the Borrower and its Restricted Subsidiaries would have been in compliance, on Pro Forma Basis, with Sections 8.09, 8.10 and 8.11 of this Agreement (any Indebtedness issued pursuant to this Section 8.04(h), "Additional Indebtedness"), provided further, that, the aggregate principal amount of any such Additional Indebtedness incurred directly by the Subsidiary Guarantors (taken as a whole), when added to the aggregate principal amount of Indebtedness incurred directly by the Subsidiary Guarantors (taken as a whole) pursuant to Section 8.04(j) shall not exceed $300,000,000 at any time outstanding;

          (i)    Indebtedness of the Borrower and its Restricted Subsidiaries constituting Permitted Refinancing Debt; and

          (j)    additional Indebtedness of the Borrower and its Restricted Subsidiaries (including, but not limited to, Non-Facility Letter of Credit Outstandings) not exceeding in an aggregate principal amount at any one time outstanding an amount equal to $250,000,000, provided that the aggregate principal amount of such Indebtedness incurred directly by the Subsidiary Guarantors (taken as a whole), when added to the aggregate principal amount of Additional Indebtedness incurred directly by the Subsidiary Guarantors (taken as a whole) pursuant to Section 8.04(h), shall not exceed $300,000,000 at any time outstanding.

        8.05    Advances, Investments and Loans.    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except (collectively, "Investments"):

          (a)   the Borrower and its Restricted Subsidiaries may invest in cash and Cash Equivalents;

          (b)   the Borrower or any of its Restricted Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary, as the case may be;

          (l)    the Borrower may make intercompany loans and advances to any Restricted Subsidiary, and any Restricted Subsidiary may make intercompany loans and advances to any other Restricted Subsidiary or the Borrower (collectively, "Intercompany Loans"), provided that (i) no Intercompany Loan may be made to an Excluded Foreign Restricted Subsidiary at any time if after giving effect to such Intercompany Loan the Net Investments in Excluded Foreign Restricted Subsidiaries would exceed $50,000,000, and (ii) no such Intercompany Loan may be made by the Borrower or a Wholly-Owned Restricted Subsidiary to an Excluded Domestic Restricted Subsidiary;

          (d)   so long as no Default or Event of Default exists or would result therefrom, the Borrower and its Restricted Subsidiaries may make loans and advances of cash to, or cash capital contributions in, any Unrestricted Subsidiary of the Borrower; provided that (i) the sum of (A) the aggregate amount of capital contributions made in, plus the aggregate principal amount of loans or advances outstanding at any one time made to, Unrestricted Subsidiaries after the Effective Date pursuant to this clause (d) (such amount, the "Unrestricted Subsidiary Investment Amount") plus (B) the Aggregate Conversion Amount at such time, shall not exceed the Unrestricted Subsidiary Investment Limit then in effect, and (ii) the Unrestricted Subsidiary receiving cash proceeds from such loan, advance or contribution shall utilize the entire amount of cash so received to effectuate an acquisition of assets or capital stock of a Person not an affiliate of the Borrower and its Subsidiaries (other than pursuant to a Permitted Restricted Subsidiary Conversion or a Permitted Restricted Asset Sale) or to develop the Business and to finance the working capital needs of such Unrestricted Subsidiary;

          (e)   the Borrower and its Restricted Subsidiaries shall be permitted to (i) make Permitted Acquisitions, (ii) engage in any transaction to the extent permitted by Section 8.02(e) and (iii) acquire and hold promissory notes issued by the purchasers of assets sold in accordance with Section 8.02(c) or 8.02(j);

          (f)    the Borrower and any of its Restricted Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (g)   (i) the Borrower or any Subsidiary Guarantor may acquire capital stock or other equity securities (or warrants, rights or options with respect thereto) issued by any other Restricted Subsidiary and (ii) any Excluded Foreign Restricted Subsidiary may acquire capital stock or other equity securities (or warrants, rights or options with respect thereto) issued by any other Excluded Foreign Restricted Subsidiaries;

          (h)   Interest Rate Protection Agreements permitted by Section 8.06(d) shall be permitted;

          (i)    Investments by the Borrower or Restricted Subsidiaries in (x) Subsidiary Guarantors, provided that if the Subsidiary Guarantor in which such investment is made is a newly-formed Subsidiary or a Partially-Owned Restricted Subsidiary newly designated as a Subsidiary Guarantor pursuant to Section 8.14(b)(x), all of the applicable provisions of Section 8.14 shall have been satisfied with respect to such Restricted Subsidiary, (y) Excluded Domestic Restricted Subsidiaries, provided that, the Borrower shall have determined, in connection with any such investment, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Sections 8.09, 8.10 and 8.11 of this Agreement and (z) in Excluded Foreign Restricted Subsidiaries, provided that no investment in an Excluded Foreign Restricted Subsidiary may be made at any time if after giving effect to such investment the Net Investments in Excluded Foreign Restricted Subsidiaries would exceed $50,000,000;

          (j)    the Borrower and its Restricted Subsidiaries may make loans and advances to officers, employees and agents (i) in the ordinary course of business constituting travel advances or (ii) otherwise equal in the aggregate for the Borrower and its Restricted Subsidiaries, in the case of all loans and advances pursuant to this clause (ii), to no more than $45,000,000 at any one time outstanding less the principal amount of all Contingent Obligations then outstanding pursuant to Section 8.06(h);

          (k)   the Borrower may acquire obligations of, or make loans or advances to, one or more management investors in connection with such management investors' acquisition of shares of capital stock of the Borrower so long as the proceeds thereof are used to purchase from the Borrower the capital stock of the Borrower; and

          (l)    Investments not otherwise permitted hereunder with an aggregate cost or principal amount, as the case may be, not to exceed $200,000,000 at any time outstanding.

        8.06    Contingent Obligations.    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Contingent Obligations, except:

          (a)   any Subsidiary Guarantor may become liable as guarantor with respect to any Indebtedness, obligation or liability of the Borrower or any other Subsidiary Guarantor to the extent that such Indebtedness, obligation or liability is otherwise permitted by this Agreement, provided that a Subsidiary Guarantor (x) may not guaranty any Subordinated Exchange Debentures and (y) may only guaranty Permitted Refinancing Debt if and to the extent either (A) it guarantied the indebtedness refinanced thereby or (B) such Subsidiary Guarantor would have guarantied the indebtedness refinanced thereby if it had been a Subsidiary of the Borrower while such indebtedness was outstanding;

          (b)   Contingent Obligations pursuant to the Guaranties and guaranties of the Existing Credit Agreement;

          (c)   Contingent Obligations in respect of Letters of Credit;

          (d)   Contingent Obligations under Interest Rate Protection Agreements with respect to the Loans or any other Indebtedness of the Borrower and its Restricted Subsidiaries otherwise permitted by this Agreement;

          (e)   Contingent Obligations pursuant to the Contribution Agreement and the contribution agreement entered into in connection with the Existing Credit Agreement;

          (f)    Contingent Obligations of the Borrower outstanding on the Effective Date and listed on Part B of Annex V hereto ("Existing Contingent Obligations"), without giving effect to any subsequent extension, renewal or refinancing thereof;

          (g)   (i) the Borrower may become liable as guarantor with respect to any Indebtedness, obligation or liability of any Subsidiary Guarantor and (ii) any Excluded Foreign Restricted Subsidiary may become liable as a guarantor with respect to any Indebtedness, obligation or liability of any other Excluded Foreign Restricted Subsidiary, in each case to the extent that such Indebtedness, obligation or liability is otherwise permitted by this Agreement;

          (h)   the Borrower and its Restricted Subsidiaries may guaranty in the ordinary course of business loans and advances to officers, employees and agents so long as the aggregate principal amount of the loans and advances so guaranteed does not exceed $45,000,000 less the principal amount of all loans and advances outstanding pursuant to Section 8.05(j); and

          (i)    additional Contingent Obligations (including, without limitation, Contingent Obligations consisting of Non-Facility Letters of Credit and reimbursement obligations with respect thereto) not otherwise permitted hereunder not exceeding (for the Borrower and all of its Restricted Subsidiaries) in aggregate principal amount at any time outstanding an amount equal to the lesser of (x) $50,000,000 and (y) when added to the aggregate principal amount of Indebtedness outstanding under Section 8.04(j) at such time, $250,000,000.

        8.07    Dividends, etc.    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or pay any dividends (other than dividends payable solely in capital stock of such Person) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and the Borrower will not permit any of its Restricted Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing "Dividends"), except that:

          (a)   the Borrower may pay regularly accruing dividends on each issuance of Preferred Stock through the issuance of additional shares of such Preferred Stock, provided that the Borrower may pay such regularly accruing dividends on its Preferred Stock in cash so long as no Default or Event of Default exists at such time or would result therefrom;

          (b)   any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Restricted Subsidiary of the Borrower;

          (c)   any Partially-Owned Restricted Subsidiary may pay cash Dividends to its stockholders, provided that the Borrower and its Restricted Subsidiaries must receive at least their proportionate share of any Dividends paid by such Subsidiary;

          (d)   so long as no Default or Event of Default exists at such time or would result therefrom the Borrower may issue its Subordinated Exchange Debentures in exchange for its Series D Preferred Stock in accordance with the terms thereof, (y) the Borrower may issue its Subordinated Exchange Debentures in exchange for its Series F Preferred Stock in accordance with the terms thereof and (z) the Borrower may issue its Subordinated Exchange Debentures in exchange for its Series H Preferred Stock in accordance with the terms thereof, provided that in each such case, the

  Borrower shall have determined, with respect to such issuance, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Sections 8.09, 8.10 and 8.11 of this Agreement;

          (e)   the Borrower may exchange shares of its common stock in replacement for shares of outstanding Preferred Stock;

          (f)    the Borrower may issue Permitted Replacement Preferred Stock so long as either (x) such stock is issued in exchange for or (y) all of the proceeds from such issuance are used to redeem or repurchase, shares of outstanding Preferred Stock;

          (g)   the Borrower may redeem or repurchase shares of its common stock from management investors; provided that (x) no Default or Event of Default is then in existence or would arise therefrom and (y) the aggregate amount of all cash paid in respect of all such shares and equity interests so redeemed or repurchased does not exceed the sum of (i) $10,000,000 in any fiscal year or $25,000,000 in the aggregate after the Effective Date and (ii) the amount of cash proceeds received by the Borrower in respect of the issuance of common equity to management investors on or after the Effective Date;

          (h)   the Borrower and its Subsidiaries may enter into transactions permitted under Section 8.05(g);

          (i)    the Borrower and its Restricted Subsidiaries may acquire the capital stock of Unrestricted Subsidiaries in accordance with the provisions of this Agreement;

          (j)    so long as no Default or Event of Default exists at such time or would result therefrom, the Borrower may redeem or repurchase shares of its Preferred Stock at a price less than or equal to the liquidation preference thereof plus accrued but unpaid dividends thereon and any applicable premium with respect thereto in exchange for, or with the proceeds of, Loans, Additional Preferred Stock and/or Indebtedness incurred under Sections 8.04(h) and/or 8.04(j) (it being understood and agreed that such redemption and/or repurchase need not occur contemporaneously with the issuance of such Additional Preferred Stock or Indebtedness);

          (k)   so long as no Default or Event of Default exists at such time or would result therefrom, the Borrower may declare and pay cash Dividends to the holders of its common stock (including, without limitation, repurchases of shares of its common stock), provided that (x) the aggregate amount of cash Dividends paid pursuant to this clause (k) during any fiscal year of the Borrower does not exceed $75,000,000 and (y) the Borrower shall have determined, in connection with such Dividend, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Sections 8.09, 8.10 and 8.11 of this Agreement; and

          (l)    the Borrower may pay additional cash Dividends to the holders of its common stock so long as (x) no Default or Event of Default exists at such time or would result therefrom, (y) the Leverage Ratio at such time is less than 4.00:1.00 and (z) the Borrower shall have determined, in connection with such Dividend, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Sections 8.09, 8.10 and 8.11 of this Agreement.

        8.08    Transactions with Affiliates.    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate (other than the Borrower or any Restricted Subsidiary) other than on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; provided that (i) the Borrower may pay management and transaction fees to KKR or its affiliates which have been disclosed in writing to the Banks prior to the Effective Date; (ii) the payment of transaction fees to KKR for the rendering of financial advice and services in connection with acquisitions, dispositions and financings by the Borrower and its Restricted Subsidiaries in amounts which are in accordance with past practices shall be permitted; (iii) loans and advances to officers, employees and agents in the ordinary course of business shall be permitted; (iv) customary fees may be paid to non-officer directors of the Borrower and/or its Restricted Subsidiaries; (v) the loans, advances and contributions made (or deemed made) in Unrestricted Subsidiaries in compliance with Section 8.05(d) shall be permitted; and (vi) transactions specifically permitted by the provisions of this Agreement to occur between the Borrower, its Restricted Subsidiaries and their respective Affiliates shall be permitted to the extent so otherwise specifically permitted.

        8.09    Fixed Charge Coverage Ratio.    The Borrower will not permit the ratio of (i) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries to (ii) Consolidated Fixed Charges of the Borrower and its Restricted Subsidiaries, for any Test Period to be less than 1.05 to 1.0.

        8.10    Interest Coverage Ratio.    The Borrower will not permit the ratio of (i) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries to (ii) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for any Test Period to be less than 2.25 to 1.00.

        8.11    Leverage Ratio.    The Borrower will not permit the ratio (the "Leverage Ratio") of (i) Consolidated Debt of the Borrower and its Restricted Subsidiaries at any date of determination thereof (net of cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries at such time in excess of $5,000,000) to (ii) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period then last ended, to exceed, at any time during a period set forth below, the ratio set forth opposite such period below:

Period	Ratio
Closing Date to and including September 30, 2005	6.25 to 1.00
October 1, 2005 to and including June 30, 2006	6.00 to 1.00
July 1, 2006 to and including September 30, 2006	5.75 to 1.00
October 1, 2006 to and including March 31, 2007	5.50 to 1.00
April 1, 2007 to and including September 30, 2007	5.25 to 1.00
October 1, 2007 to and including March 31, 2008	5.00 to 1.00
April 1, 2008 to and including June 30, 2008	4.75 to 1.00
July 1, 2008 and thereafter	4.50 to 1.00

        8.12    Issuance of Stock.    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of its or such Restricted Subsidiary's preferred or preference stock or other redeemable equity securities (or warrants, rights or options to acquire shares of any of the foregoing) except:

          (a)   in the case of shares of capital stock of the Borrower and its Restricted Subsidiaries, to the extent permitted by Section 8.02, 8.03, 8.05, 8.07 or 8.13(b);

          (b)   issuances by Restricted Subsidiaries to the Borrower or to Wholly-Owned Restricted Subsidiaries; and

          (c)   issuances by the Borrower of additional preferred stock not otherwise permitted hereunder; provided that (A) in no event shall such preferred stock contain any provision requiring mandatory redemption or permitting any put with respect to all or any portion of such stock prior to the Maturity Date, (B) in no event shall such preferred stock contain terms and conditions (including, without limitation, liquidation preferences, voting rights and exchange rights) materially less favorable to the Borrower and its Restricted Subsidiaries or to the Banks than the terms and conditions of the Existing Preferred Stock (excluding the impact of market conditions on the dividend rate and other economic terms) and (C) the Borrower shall have determined, in connection with such issuance, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Sections 8.09, 8.10 and 8.11 of this Agreement, provided that, for purposes of the calculation of compliance with Section 8.09, the ratio set forth in Section 8.09 shall be deemed to equal 1.25 to 1.0 (any Preferred Stock issued pursuant to this Section 8.12(c), "Additional Preferred Stock").

        8.13    Modifications of Certain Agreements, etc.    The Borrower will not, and will not permit any of its Subsidiaries to: (a) after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms or provisions of the Senior Notes, the Preferred Stock, the Subordinated Exchange Debentures or any agreement related to any of the foregoing, provided that Permitted Amendments may be made to the Senior Notes, the Preferred Stock, any Subordinated Exchange Debenture, and the documents governing the terms of any of the foregoing; or (b) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of any Subordinated Exchange Debentures, or any Permitted Refinancing Debt (to the extent issued to refinance Subordinated Exchange Debentures), provided that (i) the Subordinated Exchange Debentures and any Permitted Refinancing Debt previously issued to refinance same may be (A) refinanced with (I) Additional Indebtedness (to the extent that such Additional Indebtedness would have qualified as Permitted Refinancing Debt in respect thereof if it had been issued contemporaneously with such refinancing) and/or Permitted Refinancing Debt or (II) the proceeds from a common equity issuance by the Borrower or an issuance by the Borrower of Additional Preferred Stock, in each case, after the Effective Date or (B) exchanged for Additional Preferred Stock or non-redeemable common equity of the Borrower (it being understood and agreed that any refinancing of such Indebtedness need not occur contemporaneously with the issuance of such Additional Indebtedness, Additional Preferred Stock and/or common equity) and (ii) the Borrower's 10 1/4% Senior Notes due 2004 may be prepaid, redeemed or acquired for value, in whole or in part (including, without limitation, by way of depositing with the trustee with respect thereto, money or securities before due for the purpose of paying when due). In addition, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, agree to modify, supplement, amend, rescind or otherwise alter the terms, conditions or provisions of its Certificate of Incorporation (including, without limitation, by the filing of any certificate of designation) or its By-Laws in any material respect, other than such modifications, supplements or amendments that would not materially adversely affect the interests of the Banks under this Agreement or the other Credit Documents.

        8.14    Limitation on the Creation of Subsidiaries; Redesignation of Partially-Owned Restricted Subsidiaries.     (a) Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not, and shall not permit any Subsidiary to, establish, create or acquire after the Effective Date any Subsidiary unless (w) such Subsidiary is an Unrestricted Subsidiary; (x) such Subsidiary is an Excluded Foreign Restricted Subsidiary; (y) such Subsidiary is a Partially-Owned Restricted Subsidiary and at the time of creation or acquisition thereof, the Borrower shall have made a Non-Guarantor Designation with respect to such Partially-Owned Restricted Subsidiary in accordance with the terms hereof or (z) such Subsidiary is a Restricted Subsidiary (other than a Restricted Subsidiary of the type described in clauses (x) or (y) above) and each such new Restricted Subsidiary becomes a party to the Subsidiary Guaranty by executing a Subsidiary Assumption Agreement in the form of Exhibit H hereto.

          (b)   At any time and from time to time, (x) the Borrower may redesignate any Excluded Domestic Restricted Subsidiary as a Subsidiary Guarantor by giving notice thereof to the Administrative Agent and by causing such Subsidiary to become a party to the Subsidiary Guaranty by executing a Subsidiary Assumption Agreement in the form of Exhibit H hereto, and (y) the Borrower may redesignate any Subsidiary Guarantor which is a Partially-Owned Restricted Subsidiary as an Excluded Domestic Restricted Subsidiary by making a Non-Guarantor Designation with respect to such Subsidiary in accordance with the terms hereof.

          (c)   At the time of the creation of any Subsidiary described in clause (z) of Section 8.14(a) and at the time of any redesignation pursuant to clause (x) of Section 8.14(b), each such new Subsidiary Guarantor shall execute and deliver, or cause to be executed and delivered, in each case to the extent not previously executed and delivered, all other relevant documentation of the type described in Section 5 as such new Subsidiary Guarantor would have had to deliver if such new Restricted Subsidiary had been a Restricted Subsidiary and a Subsidiary Guarantor on the Closing Date.

          (d)   Notwithstanding anything to the contrary contained in this Section 8.14 or elsewhere in this Agreement, in no event shall any Subsidiary of the Borrower guaranty any Indebtedness of the Borrower or any Wholly-Owned Subsidiary unless such Subsidiary is a party to the Subsidiary Guaranty; provided that, to the extent not prohibited by Section 8.04 hereof, (x) Excluded Foreign Restricted Subsidiaries may guaranty Indebtedness of other Excluded Foreign Restricted Subsidiaries and (y) Unrestricted Subsidiaries may guaranty Indebtedness of other Unrestricted Subsidiaries.

          (e)   Notwithstanding anything to the contrary contained in this Section 8.14 or elsewhere in this Agreement, the Borrower will not have any direct Subsidiaries other than Intermediate HoldCo, unless all of the capital stock of such Subsidiary owned directly or indirectly by the Borrower shall have been pledged pursuant to a supplement to the Pledge Agreement satisfactory to the Administrative Agent.

        SECTION 9.    Events of Default.    Upon the occurrence of any of the following specified events (each an
"Event of Default"):

        9.01    Payments.    (a) The Borrower shall default in the payment when due of any principal of the Loans, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document or (b) any Guarantor shall default in the payment when due of any amount in respect of any payment of the type described in clause (a)(ii) above pursuant to its Guaranty, and such default shall continue for five or more days; or

        9.02    Representations, etc.    Any representation, warranty or statement made by the Borrower or any Subsidiary Guarantor herein or in any other Credit Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

        9.03    Covenants.    The Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.08, or 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Banks; or

        9.04    Default Under Other Agreements.    (a) The Borrower or any of its Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness or Contingent Obligation (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or Contingent Obligation (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness or Contingent Obligation to become due prior to its stated maturity; or (b) any Indebtedness or Contingent Obligation (other than the Obligations) of the Borrower or any of its Restricted Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof, provided that it shall not constitute an Event of Default pursuant to clause (a) or (b) of this Section 9.04 unless the aggregate amount of all such Indebtedness and Contingent Obligations referred to in clauses (a) and (b) above exceeds $20,000,000 at any one time; or

        9.05    Bankruptcy, etc.    The Borrower or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Material Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Material Subsidiaries; or the Borrower or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Material Subsidiaries; or there is commenced against the Borrower or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the Borrower or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

        9.06    ERISA.    (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA; any Plan shall have an Unfunded Current Liability; or the Borrower, any Restricted Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code; or the Borrower or any Restricted Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees (other than as required by Section 601 of ERISA); and (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability, on the part of the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate, which lien, security interest or liability will have a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities or prospects of the Borrower and its Restricted Subsidiaries taken as a whole; or

        9.07    Guaranty.    (a) Any Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor thereunder or any Person acting on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such Guaranty or (b) except as otherwise provided in Section 9.01(b), any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the respective Guaranty, provided that in the case of Section 13 of the Subsidiary Guaranty, if the default constitutes a failure to perform or comply with any provision, covenant or agreement contained in Section 7 (other than Section 7.08) of this Agreement, such default shall continue unremedied for a period of at least 30 days after notice to the defaulting Guarantor by the Administrative Agent or the Required Banks; or

        9.08    Pledge Agreement.    (a) The Pledge Agreement shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby, except as a result of the negligent or willful failure of the Collateral Agent to maintain possession of the certificated Collateral, or (b) the Borrower shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Pledge Agreement; or

        9.09    Judgments.    One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $15,000,000 or more in the case of any one such judgment or decree or $25,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries (not paid or to the extent not covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

        9.10    Ownership.    A Change of Control Event shall have occurred;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Bank to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment (or the unutilized portion thereof) terminated, whereupon the Commitment of each Bank (or the unutilized portion thereof) shall forthwith terminate immediately without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Pledge Agreement.

        SECTION 10.    Definitions.    As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

          "Acquired Entity" shall have the meaning provided in Section 8.02(g).

          "Act" shall have the meaning provided in Section 12.17.

          "Additional Indebtedness" shall have the meaning provided in Section 8.04(h).

          "Additional Preferred Stock" shall have the meaning provided in Section 8.12(c).

          "Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.10.

          "Affected Period" shall mean, with respect to each Affected Transaction, the period commencing on the date occurring twelve months prior to the last day of the then most recently ended fiscal quarter of the Borrower and ending on the date such Affected Transaction is consummated.

          "Affected Transaction" shall mean and include each of the following: (i) any transfer of assets to an Excluded Domestic Restricted Subsidiary in connection with a transaction permitted pursuant to Section 8.02(e), (ii) any Permitted Acquisition, (iii) any incurrence of Additional Indebtedness, (iv) any investment in an Excluded Domestic Restricted Subsidiary pursuant to Section 8.05(d), (v) any issuance of Subordinated Exchange Debentures, (vi) the payment of any Dividend as permitted by Section 8.07(k) or (l), (vii) any issuance of Additional Preferred Stock, (viii) any Permitted Restricted Subsidiary Conversion or Non-Guarantor Designation and (ix) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of "Restricted Subsidiaries."

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "Aggregate Conversion Amount" shall mean, at any time, the sum of the Conversion Value Amount with respect to each Permitted Restricted Subsidiary Conversion consummated after the Effective Date (as defined in the Existing Credit Agreement) but on or prior to the date of determination thereof.

          "Agreement" shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

          "Applicable Margin" shall mean, at any time, (a) with respect to Base Rate Loans, 3.375% and (b) with respect to Eurodollar Loans, 4.375%.

          "Appraisal Firm" shall mean an independent appraisal firm (which may be an investment banking firm of national recognition) selected by, and at the expense of, the Borrower and reasonably satisfactory to the Administrative Agent.

          "Approved Bank" shall have the meaning provided in the definition of Cash Equivalents.

          "Approved Fund" shall mean, with respect to any Bank, any fund or commingled investment vehicle that invests in loans and is managed or advised by the same investment advisor (or an affiliate of such investment advisor) as such Bank or an affiliate of such Bank.

          "Asset Sale" shall mean any sale, transfer or other disposition by the Borrower or any of its Restricted Subsidiaries to any Person other than the Borrower or any Restricted Subsidiary of any asset (including, without limitation, any capital stock or other securities of another Person, but excluding any sale, transfer or other disposition by the Borrower of its capital stock) of the Borrower or such Restricted Subsidiary, including, without limitation, a Permitted Restricted Asset Sale and any sale, transfer or other disposition deemed made pursuant to a Permitted Restricted Subsidiary Conversion (other than (x) any sale, transfer or disposition of Cash Equivalents; (y) any sale, transfer or disposition permitted by Section 8.02(a), (e) or (h); and (z) for purposes of Sections 4.02(c), any sale, transfer or disposition of assets (other than capital stock or other securities of any Subsidiary) that results in Available Cash Proceeds (including Available Cash Proceeds of any related sale, transfer or disposition) of not in excess of $2,500,000).

          "Authorized Officer" shall mean any officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower, in each case to the extent reasonably acceptable to the Administrative Agent.

          "Available Cash Proceeds" shall mean, with respect to any sale, lease, transfer or other disposition of assets, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such sale, lease, transfer or other disposition, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursement or withdrawals from any escrow or similar account established in connection with any such sale, lease, transfer or other disposition, but, in either such case, only as and when so received; but excluding any portion of cash payments which the Borrower determines in good faith (x) should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Administrative Agent a certificate signed by its chief financial officer, treasurer, controller or chief accounting officer as to such determination) or (y) must be applied to repurchase Senior Notes pursuant to the Senior Note Documents (to the extent the Borrower delivers to the Administrative Agent a certificate signed by its chief financial officer, treasurer, controller or chief accounting officer as to such determination), it being understood and agreed that on the date that all such post-closing adjustments have been determined and/or the date such repurchases shall be required to be effected, as the case may be, the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries or actual amount expended in connection with such repurchases, as the case may be, shall constitute Available Cash Proceeds on such date) received by the Borrower and/or any of its Subsidiaries from such sale, lease, transfer or other disposition.

          "Bank" shall have the meaning provided in the first paragraph of this Agreement.

          "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

          "Bankruptcy Code" shall have the meaning provided in Section 9.05.

          "Base Rate" at any time shall mean the higher of (x) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (y) the Prime Lending Rate as in effect from time to time.

          "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrowing" shall mean a borrowing of Loans from all Banks on a given date (or resulting from conversions on a given date) as required by the provisions of this Agreement, being of a single Type of Loan and having, in the case of Eurodollar Loans, the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

          "Business" shall mean and include the communications, information, education, publishing and/or media businesses.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

          "Capital Expenditures" shall mean, for any period, any expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by any Person during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the balance sheet of such Person.

          "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Restricted Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any Bank, (y) any commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank whose short-term commercial paper rating from Standard & Poor's Ratings Group ("S&P") is at least A-2 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-2 or the equivalent thereof (any such bank or Bank, an "Approved Bank"), in each case with maturities of not more than one year from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within one year after the date of acquisition, (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

          "Change of Control Event" shall mean (a) any "Change of Control" or similar term as defined in the indentures governing the terms of the Senior Notes as in effect on the Closing Date or in any agreement governing any Indebtedness incurred pursuant to Section 8.04(f), (h), (i) or (j); (b) any Person or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than KKR and/or one or more Affiliates of KKR, becomes the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of a percentage of the voting common stock of the Borrower equal to or greater than the greater of (i) 35% and (ii) the percentage of such voting common stock then held (directly or indirectly) by KKR and its Affiliates; (c) during any period of two consecutive calendar years, directors who at the beginning of such period (together with any new directors whose election by the Borrower's Board of Directors or whose nomination for election by the Borrower's shareholders was approved by vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; (d) the Borrower shall cease to own, directly, 100% of the capital stock of Intermediate HoldCo; or (e) Intermediate HoldCo shall cease to own, directly or indirectly, each Subsidiary of the Borrower other than (x) Intermediate HoldCo, (y) Subsidiaries the capital stock of which is pledged to the Collateral Agent in accordance with Section 8.14(e) and (z) Subsidiaries that cease to be Subsidiaries in accordance with Section 8.02.

          "Closing Date" shall mean the date of incurrence of the Loans hereunder.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" shall mean all of the Collateral as defined in the Pledge Agreement.

          "Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I hereto directly below the column entitled "Commitment."

          "Collateral Agent" shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Pledge Agreement.

          "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all Capital Expenditures by the Borrower and its Restricted Subsidiaries at such time determined on a consolidated basis.

          "Consolidated Current Assets" shall mean, at any time, the current assets (other than cash and Cash Equivalents, and deferred income taxes to the extent included in current assets) of the Borrower and its Restricted Subsidiaries at such time determined on a consolidated basis.

          "Consolidated Current Liabilities" shall mean, at any time, the current liabilities of the Borrower and its Restricted Subsidiaries determined on a consolidated basis, but excluding (i) all short-term Indebtedness for borrowed money, (ii) the current portion of any long-term Indebtedness of the Borrower or its Restricted Subsidiaries, (iii) deferred income taxes, (iv) liabilities arising from cash overdrafts, and (v) liabilities arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such liabilities are extinguished within three Business Days of their incurrence; in each case to the extent included in current liabilities.

          "Consolidated Debt" shall mean all Indebtedness of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis, other than Indebtedness owing by the Borrower to any of its Restricted Subsidiaries or by any of the Borrower's Restricted Subsidiaries to the Borrower or any other Restricted Subsidiary of the Borrower, provided that, for purposes of this definition, Indebtedness of any Partially-Owned Restricted Subsidiary shall be included in Consolidated Debt in an aggregate amount equal to the percentage equity ownership of the Borrower in such Partially-Owned Restricted Subsidiary multiplied by the aggregate Indebtedness of such Partially-Owned Restricted Subsidiary.

          "Consolidated EBITDA" shall mean, for any period, (A) the sum (without duplication) of the amounts for such period of (i) the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period, provided that, except as provided in clauses (I) through (III) below, there shall be excluded from Consolidated EBITDA (x) the net income (or loss) of all Unrestricted Subsidiaries and all Partially-Owned Restricted Subsidiaries for such period and (y) all cash or other payments received during such period by the Borrower and its Restricted Subsidiaries from any Unrestricted Subsidiaries from dividends or distributions (including tax sharing payments), in each case to the extent otherwise included, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs, (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses, (vi) non-cash amounts charged as compensation for "phantom stock" arrangements, (vii) all non-cash interest expense not included in the foregoing clause (iii), (viii) depreciation expense, (ix) other non-cash charges, (x) restructuring charges taken by the Borrower and/or its Subsidiaries in accordance with SEC Staff Accounting Bulletin No. 100, entitled "Restructuring and Impairment Charges", (xi) charges resulting from premiums paid in connection with the refinancing of Indebtedness and (xii) amortization expense, in the case of each of clauses (ii) through (xii) above to the extent deducted in determining net income (or loss) pursuant to clause (i) above for such period, less (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, in each case, to the extent included in determining net income (or loss) pursuant to clause (A)(i) above for such period, all as determined on a consolidated basis; provided, however, that (I) for purposes of Section 8.11, (1) there shall be included in determining Consolidated EBITDA for any period (x) the EBITDA of any person, business, property or asset (other than an Unrestricted Subsidiary) acquired and not subsequently sold or otherwise disposed of (but not including the EBITDA of any related person, business, property or assets to the extent not so acquired) by the Borrower or one of its Restricted Subsidiaries during such period (each such person, business, property or asset acquired and not subsequently disposed of, an "Acquired Entity or Business"), and the EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a "Converted Restricted Subsidiary"), in each case based on the actual EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for the entire period (including the portion thereof occurring prior to such acquisition or conversion) and (y) an increase in respect of each Acquired Entity or Business acquired during such period equal to the cost adjustment amount applicable to the relevant period determined by the Borrower to represent the savings secured by the Borrower in connection with its reduction of salary and other employment expenses and lease and other contractual expenses with respect to such Acquired Entity or Business and (2) there shall be excluded in determining Consolidated EBITDA for any period the EBITDA of any person, business, property or asset (other than an Unrestricted Subsidiary) sold or disposed of by the Borrower or one of its Restricted Subsidiaries during such period (each such person, business, property or asset so sold or disposed of, a "Sold Entity or Business"), and the EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a "Converted Unrestricted Subsidiary"), in each case based on the actual EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for the entire period (including the portion thereof occurring prior to such sale, disposition or conversion), (II) for purposes of this definition, subject to clause (III) below, there shall be included or excluded any of the items described in the above clauses (A) and (B) attributable to a Partially-Owned Restricted Subsidiary (other than a Subsidiary Guarantor), but only to the extent of the equity percentage ownership of the Borrower in such Partially-Owned Restricted Subsidiary and (III) in the event the aggregate portion of Consolidated EBITDA for any period attributable to Partially-Owned Restricted Subsidiaries (other than Subsidiary Guarantors) (the "Limited EBITDA Component") exceeds an amount equal to 15% of the aggregate amount of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period, the Limited EBITDA Component (and accordingly Consolidated EBITDA), in each case, for such period, shall be reduced such that the Limited EBITDA Component for such period equals 15% of the aggregate amount of such Consolidated EBITDA for such period.

          "Consolidated Fixed Charges" shall mean, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Interest Expense, plus consolidated cash Dividend expense payable in respect of all Preferred Stock and common stock of the Borrower, (ii) provisions for taxes based on income other than (x) changes in deferred taxes, (y) taxes on gains resulting from sales of assets (other than sales in the ordinary course of business) and (z) taxes on gains on extraordinary items, (iii) Consolidated Capital Expenditures paid in cash, (iv) scheduled payments on Indebtedness for borrowed money (including the Loans, the Term Loans A (as such term is defined in the Existing Credit Agreement) and the Term Loans B (as such term is defined in the Existing Credit Agreement), but excluding the Revolving Loans (as such term is defined in the Existing Credit Agreement) (other than, in the case of any payments referred to in this clause (iv), any interest payments to the extent included in Consolidated Interest Expense), and (v) the Net Maximum Exposure Reduction, if positive, for such period; all as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries; provided that for purposes of this definition, fixed charges of the type referred to in clauses (i)-(v) above of any Partially-Owned Restricted Subsidiary shall be included in Consolidated Fixed Charges in an aggregate amount equal to the percentage equity ownership of the Borrower in such Partially-

  Owned Restricted Subsidiary multiplied by the fixed charges of the type referred to above of such Partially-Owned Restricted Subsidiary for the respective period.

          "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP but excluding non-cash interest expenses) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs (i.e., costs minus benefits) under Interest Rate Protection Agreements, but excluding, however, amortization of deferred financing costs to the extent included in total interest expense, all as determined on a consolidated basis; provided that for purposes of this definition, interest expense of the type referred to above of any Partially-Owned Restricted Subsidiary shall be included in Consolidated Interest Expense in an aggregate amount equal to the percentage equity ownership of the Borrower in such Partially-Owned Restricted Subsidiary multiplied by the interest expense of the type referred to above of such Partially-Owned Restricted Subsidiary for the respective period.

          "Contingent Obligations" shall mean as to any Person (i) any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof and (ii) any Interest Rate Protection Agreement; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Contribution Agreement" shall have the meaning provided in Section 5.01(h).

          "Conversion Value Amount" shall have the meaning provided in the definition of Permitted Restricted Subsidiary Conversion.

          "Converted Restricted Subsidiary" shall have the meaning provided in the definition of Consolidated EBITDA.

          "Converted Unrestricted Subsidiary" shall have the meaning provided in the definition of Consolidated EBITDA.

          "Copyrights" shall have the meaning provided in Section 6.14(a).

          "Co-Syndication Agent" shall have the meaning provided in the first paragraph of this Agreement.

          "Credit Documents" shall mean this Agreement, any Notes to the extent issued, the Guaranties, the Pledge Agreement and the Contribution Agreement.

          "Credit Party" shall mean the Borrower and each Subsidiary Guarantor.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

          "Dividends" shall have the meaning provided in Section 8.

          "Early Maturity Date" shall mean January 1, 2008, to the extent that the Borrower's $250,000,000 7 5/8% Senior Notes due 2008 have not been paid in full or defeased by such time.

          "EBITDA" shall mean, for any Restricted Subsidiary person, business, property or asset, for any period, the portion of Consolidated EBITDA attributable to such Restricted Subsidiary person, business, property or asset.

          "Effective Date" shall have the meaning provided in Section 12.10.

          "Environmental Law" shall mean any federal, state, provincial or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, safety or Hazardous Materials.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          "Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

          "Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the per annum rate of interest determined on the basis of the rate for deposits in dollars for a period equal to such Interest period appearing on Dow Jones Markets Page 3750 as of 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). In the event that the rate refined to in clause (i) above does not appear on Dow Jones Markets Page 3750 (or otherwise on such Dow Jones Markets service), the "Eurodollar Rate" for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the "Eurodollar Rate" for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by JPMorgan as the rate at which JPMorgan is offered Dollar deposits at or about 10:00 A.M., New York time, two Business Days prior to the beginning of such Interest Period, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          "Event of Default" shall have the meaning provided in Section 9.

          "Excess Cash Flow" shall mean, for any period, the remainder of (x) the sum of (i) Consolidated EBITDA for such period and (ii) the decrease, if any, in Working Capital from the first day to the last day of such period, minus (y) the sum of (i) the amount of Consolidated Fixed Charges for such period (but in the case of Consolidated Capital Expenditures included therein, only to the extent such expenditures are not financed by Indebtedness (other than Loans hereunder)) and (ii) the increase, if any, in Working Capital from the first day to the last day of such period, provided that in calculating the amount referred to in clause (x)(ii) or (y)(ii) above, as the case may be, (A) for any period during which the Borrower and/or any of its Restricted Subsidiaries have consummated an Asset Sale pursuant to Section 8.02(c) or a Permitted Acquisition, the portion of the change in Working Capital for such period attributable to the entity or business sold or purchased shall be based (x) in the case of an Asset Sale, on the change in Working Capital attributable to the entity or business sold from the first day of such period to the date of the consummation of such sale and (y) in the case of an acquisition, on the change in Working Capital attributable to the entity or business acquired from the date of consummation of such acquisition to the last day of such period and (B) Working Capital shall only include the assets and liabilities of a Partially-Owned Restricted Subsidiary to the extent of the percentage equity interest of the Borrower in such Partially-Owned Restricted Subsidiary.

          "Excess Cash Flow Amount" shall mean an amount which initially shall be zero and which shall be (i) increased on the date of delivery of Section 7.01 Financials in respect of the first three fiscal quarters in each year of the Borrower (commencing with the fiscal quarter ended June 30, 2001) by an amount (if positive) equal to 75% of Excess Cash Flow for the fiscal quarter in respect of which such Section 7.01 Financials are delivered, provided that in the event that Excess Cash Flow for the first and/or second fiscal quarter in any fiscal year is negative, then for purposes of this clause (i) the Excess Cash Flow for the third fiscal quarter in such fiscal year shall be deemed to be reduced by the amount of such negative Excess Cash Flow for such first and/or second quarter, and (ii) increased on the date of delivery of Section 7.01 Financials in respect of each fiscal year of the Borrower by an amount (if positive) equal to 75% of the Excess Cash Flow for such fiscal year less an amount (if any) equal to the aggregate amount by which the Excess Cash Flow Amount was increased pursuant to clause (i) above in respect of the first, second and third quarters in such fiscal year.

          "Exchange Agreement" shall mean each Lender Exchange Agreement executed on or about May 14, 2004 by and between the Borrower and any respective Bank listed as a "Lender" party thereto.

          "Excluded Domestic Restricted Subsidiary" shall mean any Partially-Owned Restricted Subsidiary with respect to which the Borrower shall have made a Non-Guarantor Designation in accordance with the provisions hereof.

          "Excluded Foreign Restricted Subsidiaries" shall mean (i) Intertec Publishing (UK) Limited, a U.K. corporation, (ii) Canadian Red Book, Inc., a Canada corporation, (iii) each Restricted Subsidiary of the Borrower established, created or acquired after the Effective Date which is incorporated in a jurisdiction outside the United States, except to the extent the requirements set forth in clause (z) of Section 8.14(a), and Section 8.14(c), are satisfied with respect to such Subsidiary.

          "Existing Contingent Obligations" shall have the meaning provided in Section 8.06(f).

          "Existing Credit Agreement" shall mean the Credit Agreement, dated as of June 20, 2001 (as amended, modified or supplemented from time to time), among PRIMEDIA Inc., certain banks from time to time party thereto, Bank of America, N.A. as Syndication Agent, The Bank of New

  York and The Bank of Nova Scotia, as Co-Documentation Agents, and JPMorgan Chase Bank, as Administrative Agent.

          "Existing Credit Agreement Calculations" shall have the meaning provided in Section 12.18.

          "Existing Debt" shall have the meaning provided in Section 8.04(d).

          "Existing Preferred Stock" shall include preferred stock of the Borrower issued prior to the Effective Date and listed on Annex VI hereto, without giving effect to any extension or replacement thereof, as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

          "Federal Funds Effective Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

          "Fees" shall mean (i) all amounts payable pursuant to, or referred to in, Section 3.01 and (ii) all other fees payable to the Administrative Agent or any Bank as may be agreed to from time to time between the Borrower and the Administrative Agent or such Bank, as the case may be.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

          "Guarantor" shall mean each Subsidiary Guarantor.

          "Guaranty" shall mean each Subsidiary Guaranty.

          "Hazardous Materials" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law.

          "Indebtedness" of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller's assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person and (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, provided that Indebtedness shall not include (x) trade payables and accrued expenses, in each case arising in the ordinary course of business and (y) any obligations under Interest Rate Protection Agreements.

          "Intellectual Property" shall have the meaning provided in Section 6.14(b).

          "Intercompany Loan" shall have the meaning provided in Section 8.05(c).

          "Interest Period" with respect to any Eurodollar Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

          "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

          "Intermediate HoldCo" shall mean PRIMEDIA Companies Inc., a Delaware corporation that is directly owned by the Borrower and is a Wholly-Owned Restricted Subsidiary.

          "Investments" shall have the meaning provided in Section 8.05.

          "JPMorgan" shall mean JPMorgan Chase Bank or any successor thereto.

          "KKR" shall mean Kohlberg Kravis Roberts & Co., a Delaware limited partnership.

          "Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

          "Letter of Credit" shall mean each letter of credit issued under the Existing Credit Agreement.

          "Leverage Ratio" shall have the meaning provided in Section 8.11.

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

          "Loan" shall have the meaning provided in Section 1.01.

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Subsidiary" shall mean, at any time, (a) any Restricted Subsidiary (i) having assets (valued at fair market value) equal to or greater than 3% of the assets (valued at fair market value) of the Borrower and its Restricted Subsidiaries taken as a whole or (ii) having revenues for the then most recently ended fiscal year equal to or greater than 3% of the revenues for such fiscal year of the Borrower and its Restricted Subsidiaries taken as a whole, (b) any group of Restricted Subsidiaries (i) having aggregate assets (valued at fair market value) equal to or greater than 10% of the assets (valued at fair market value) of the Borrower and its Restricted Subsidiaries taken as a whole or (ii) having aggregate revenues for the then most recently ended fiscal year equal to or greater than 10% of the revenues for such fiscal year of the Borrower and its Restricted Subsidiaries taken as a whole and (c) any Unrestricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the Effective Date.

          "Maturity Date" shall mean the earlier of (a) December 31, 2009 and (b) the Early Maturity Date.

          "Minimum Borrowing Amount" shall mean $2,000,000.

          "Minimum Retention Amount" shall mean, at any time, $1,000,000 multiplied by a fraction (i) the numerator of which shall be the sum of the outstanding Loans at such time and (ii) the denominator of which shall be $100,000,000.

          "Moody's" shall have the definition provided in the definition of Cash Equivalents.

          "Multiemployer Plan" shall have the meaning provided in Section 6.12.

          "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Available Cash Proceeds resulting therefrom net of (a) cash expenses of sale (including payment of principal, premium and interest of Indebtedness specifically relating to the assets sold in such Asset Sale, relocation expenses and severance and shutdown costs) and (b) taxes paid or payable as a result thereof over and above the taxes which would otherwise have been payable in the absence of such Asset Sale, provided that in the case of an Asset Sale by a Partially-Owned Restricted Subsidiary, "Net Cash Proceeds" shall be the amount as determined above in this definition multiplied by the percentage of the capital stock of such Subsidiary owned, directly or indirectly, by the Borrower.

          "Net Investments in Excluded Foreign Restricted Subsidiaries" shall mean the remainder of (i) the sum of (x) the aggregate value of all businesses, properties and assets transferred by the Borrower and/or its Restricted Subsidiaries (other than Excluded Foreign Restricted Subsidiaries) to Excluded Foreign Restricted Subsidiaries after the Effective Date, (y) the aggregate outstanding principal amount of all Intercompany Loans made to Excluded Foreign Restricted Subsidiaries by the Borrower and/or its Restricted Subsidiaries (other than Excluded Foreign Restricted Subsidiaries) after the Effective Date and (z) the aggregate amount of all investments by the Borrower and its Restricted Subsidiaries (other than Excluded Foreign Restricted Subsidiaries) in Excluded Foreign Restricted Subsidiaries after the Effective Date, minus (ii) the sum of (x) the aggregate value of all businesses, properties and assets transferred by Excluded Foreign Restricted Subsidiaries to the Borrower and/or its Restricted Subsidiaries (other than Excluded Foreign Restricted Subsidiaries) after the Effective Date and (y) the aggregate amount of all cash dividends and other cash distributions on common stock paid by Excluded Foreign Restricted Subsidiaries to the Borrower and its Restricted Subsidiaries (other than Excluded Foreign Restricted Subsidiaries) after the Effective Date.

          "Net Maximum Exposure Reduction" shall mean, for any period, the Maximum Exposure during such period less the sum of (i) the Total Revolving Loan Commitment (as defined in the Existing Credit Agreement as in effect on the Closing Date) on the last day of such period and (ii) an amount equal to the aggregate amount of reductions to the Total Revolving Loan

  Commitment (as defined in the Existing Credit Agreement as in effect on the Closing Date) during such period pursuant to Section 3.03(d) of the Existing Credit Agreement.

          "New Credit Agreement Calculations" shall have the meaning provided in Section 12.18.

          "Non-Defaulting Bank" shall mean each Bank other than a Defaulting Bank.

          "Non-Facility Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate maximum amount available to be drawn (regardless of whether any conditions for drawing could then be met) under all outstanding Non-Facility Letters of Credit and (ii) the aggregate amount of all Non-Facility Unpaid Drawings.

          "Non-Facility Letters of Credit" shall mean each letter of credit (other than any Letter of Credit) issued for the account of the Borrower or any of its Restricted Subsidiaries, provided that the reimbursement obligations of the Borrower or such Restricted Subsidiary with respect to such letter of credit may be secured only to the extent permitted by Section 8.03(p).

          "Non-Facility Unpaid Drawings" shall mean all amounts paid or disbursed by the issuers of Non-Facility Letters of Credit which have not been reimbursed.

          "Non-Guarantor Designation" shall mean and include each of (x) the designation by the Borrower of any newly created or acquired Partially-Owned Restricted Subsidiary and (y) the redesignation of any existing Partially-Owned Restricted Subsidiary which is a Subsidiary Guarantor, in each case, as an Excluded Domestic Restricted Subsidiary by delivery of a written notice to the Administrative Agent of such designation or redesignation, as the case may be; provided that the Borrower may only make a Non-Guarantor Designation hereunder if, at the time of such designation (i) no Default or Event of Default exists or would result therefrom and (ii) the Borrower shall have determined, with respect to such designation, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Sections 8.09, 8.10 and 8.11 of this Agreement.

          "Note" shall mean and include each promissory note, in the form agreed by the Borrower and the Administrative Agent prior to the Effective Date, to the extent issued pursuant to Section 1.05(b) hereof.

          "Notice of Borrowing" shall have the meaning provided in Section 1.03(a).

          "Notice of Conversion" shall have the meaning provided in Section 1.06.

          "Notice Office" shall mean the office of the Administrative Agent at 270 Park Avenue, New York, New York 10017, or such other office as the Administrative Agent may designate to the Borrower and the Banks from time to time.

          "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

          "Partially-Owned Restricted Subsidiary" shall mean any Restricted Subsidiary of the Borrower to the extent that the Borrower and its Wholly-Owned Restricted Subsidiaries shall own less than 100% of the capital stock of such Restricted Subsidiary.

          "Payment Office" shall mean the office of the Administrative Agent at 270 Park Avenue, New York, New York 10017, or such other office as the Administrative Agent may designate to the Borrower and the Banks from time to time.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Permitted Acquisition" shall have the meaning provided in Section 8.02(g).

          "Permitted Amendments" shall mean, to any amendment or supplement to or waiver of the documents governing or evidencing (x) any issue of Indebtedness which does not (i) add, directly or indirectly, any new covenant, event of default, collateral requirement or repayment requirement (including pursuant to any put arrangement), (ii) modify in any manner materially adverse to the issuer or guarantors thereof any existing covenant, event of default, collateral requirement or repayment requirement (including any shortening or any amortization requirements), (iii) increase the interest rate thereon or modify in any manner the time or manner of payment of such interest (including any option or right to pay such interest in kind), (iv) modify any of the subordination provisions or (v) contain any provision which, in the opinion of the Administrative Agent, is materially adverse to the interests of the Banks, (y) any issue of Preferred Stock which does not (i) add, directly or indirectly, any new covenant, default, voting, redemption, exchange or put provision, (ii) modify in any manner adverse to the issuer thereof any existing covenant, default, voting, redemption, exchange or put provision, (iii) increase the dividend rate thereon or modify in any manner the time or manner of payment of such dividends (including any option or right to pay such dividends in kind) or (iv) contain any provision which, in the opinion of the Administrative Agent, is materially adverse to the interests of the Banks or (z) the sole effect of which is to (i) delete covenants or events of default and/or (ii) add to, or increase existing, exceptions to the covenants contained therein, or waive any of the covenants contained therein or any rights of the holders of such Indebtedness or Preferred Stock, as the case may be, set forth therein.

          "Permitted Liens" shall have the meaning provided in Section 8.03(c).

          "Permitted Refinancing Debt" shall mean Indebtedness issued in connection with a refinancing of any or all of the Existing Debt, the Subordinated Exchange Debentures, any Additional Indebtedness or any other Permitted Refinancing Debt; provided that (i) such Indebtedness has a longer average life than the Indebtedness being refinanced and (ii) such Indebtedness, and the agreements and other documents entered into by the Borrower and/or any of its Restricted Subsidiaries in connection therewith shall contain terms and conditions (including, without limitation, with respect to the obligor and guarantors, if any, in respect of such Indebtedness, amortization schedules, interest rates, redemption provisions, covenants, defaults, security, remedies and, if the Indebtedness so refinanced is subordinated to any other Indebtedness of the Borrower or its Restricted Subsidiaries, subordination provisions) not materially less favorable to the Borrower and its Restricted Subsidiaries or to the Banks than the terms and conditions of the Indebtedness so refinanced (excluding, for purposes of this clause (ii), the impact of market conditions on the interest rate and other economic terms).

          "Permitted Replacement Preferred Stock" shall mean preferred stock of the Borrower issued in connection with the replacement and cancellation of any outstanding Preferred Stock; provided that such preferred stock and the agreements, certificates of designation and other documents entered into by the Borrower in connection therewith shall contain terms and conditions (including, without limitation, dividend rates, pay-in-kind features, redemption provisions, put rights, liquidation preferences, voting rights and exchange rights) not materially less favorable to the Borrower or to the Banks than the terms and conditions of the preferred stock being replaced (excluding the impact of market conditions on the dividend rate and other economic terms), as such preferred stock may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Permitted Restricted Asset Sale" shall mean any sale, transfer or other disposition by the Borrower or any of its Restricted Subsidiaries to any Unrestricted Subsidiary of any asset (including, without limitation, any capital stock or other securities of another Person, but excluding any sale, transfer or other disposition by the Borrower of its capital stock) of the Borrower or such

  Restricted Subsidiary; provided that the Borrower or such Restricted Subsidiary shall only be permitted to effectuate a Permitted Restricted Asset Sale so long as (i) no Default or Event of Default exists or would result therefrom, (ii) the Borrower shall have delivered to the Administrative Agent the opinion of value of an Appraisal Firm to the extent required by Section 8.02(c) and (iii) the Borrower shall have, or shall have caused such Restricted Subsidiary to have, complied with the other terms and conditions of Section 8.02(c) or (j), as the case may be.

          "Permitted Restricted Subsidiary Conversion" shall mean the redesignation by the Borrower of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary of the Borrower pursuant to a written notice to the Administrative Agent and the Banks; provided that any such redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to constitute a sale of all of the assets of the respective Restricted Subsidiary for all purposes of this Agreement; provided further, that the Borrower shall only be permitted to effectuate a Permitted Restricted Subsidiary Conversion so long as (i) no Default or Event of Default exists or would result therefrom, (ii) the Borrower shall have delivered to the Administrative Agent the opinion of value of management of the Borrower or, to the extent required by Section 8.02(c), the Appraisal Firm required by such Section (the value set forth in any such opinion, the "Conversion Value Amount"), (iii) the Borrower shall have complied with the other terms and conditions of Section 8.02(c) or (j), as the case may be, (iv) the Aggregate Conversion Amount at such time, when added to the Unrestricted Subsidiary Investment Amount at such time shall not exceed the Unrestricted Subsidiary Investment Limit then in effect, and (v) the Borrower shall have determined, with respect to such conversion, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Sections 8.09, 8.10 and 8.11 of this Agreement.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, any Restricted Subsidiary or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, any Restricted Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

          "Pledge Agreement" shall mean the Pledge Agreement, dated as of June 20, 2001, between PRIMEDIA Inc. and JPMorgan Chase Bank, as Collateral Agent for the benefit of the Secured Creditors.

          "Preferred Stock" shall mean and include the Existing Preferred Stock and, once issued, any Additional Preferred Stock and any Permitted Replacement Preferred Stock.

          "Prescribed Forms" shall mean (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to the benefits of any income tax treaty) (or successor forms), or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (x) a certificate substantially in the form of Exhibit I (any such certificate, a "Section 4.04(b) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption)(or successor form).

          "Prime Lending Rate" shall mean the rate which the Administrative Agent announces from time to time as its prime commercial lending rate, the Prime Lending Rate to change when and as such prime commercial lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The

  Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "Pro Forma Basis" shall mean, with respect to each Affected Transaction in connection with which any calculation of compliance with any financial covenant or financial term is required, the calculation thereof on a pro forma basis, for the Test Period ended on the last day of the most recently ended fiscal quarter, determined as if (x) such Affected Transaction, each other Affected Transaction effected by Borrower during the Affected Period and any reduction of Consolidated Debt during such Affected Period effected with the proceeds received by the Borrower and/or its Restricted Subsidiaries of (A) the issuance of common equity by the Borrower or (B) the sale of the capital stock or other ownership interest of the Borrower in an Unrestricted Subsidiary (to the extent not otherwise included in Consolidated EBITDA), in each case, had occurred on the first day of such Affected Period, and (y) with respect to any Affected Transaction involving the issuance of Indebtedness or Preferred Stock, such Indebtedness and/or Preferred Stock had remained outstanding at all times during such Affected Period.

          "Pro Rata Share" shall mean, for each Bank, the percentage obtained by dividing such Bank's outstanding Loans by the aggregate of all outstanding Loans.

          "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          "Register" shall have the meaning provided in Section 1.05(a).

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing Margin requirements.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Remaining Net Cash Proceeds" shall mean, with respect to any Asset Sale, at any time, an amount equal to the Net Cash Proceeds from such Asset Sale theretofore received by the Borrower and/or its Restricted Subsidiaries minus the portion, if any, of such Net Cash Proceeds theretofore expended by the Borrower or any of its Restricted Subsidiaries in furtherance of the purchase, construction or other acquisition of assets to be employed in, and/or the capital stock of any Person engaged in, the Business.

          "Replaced Bank" shall have the meaning provided in Section 1.10(c)(ii).

          "Replacement Bank" shall have the meaning provided in Section 1.10(c)(ii).

          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

          "Required Banks" shall mean Non-Defaulting Banks whose outstanding Loans constitute more than 50% of the sum of all outstanding Loans of Non-Defaulting Banks.

          "Required Delivery Date" shall have the meaning provided in the definition of Applicable Margin.

          "Restricted Subsidiaries" shall mean (x) all of the Subsidiaries of the Borrower in existence on the Effective Date (other than those listed on Annex VII and their Subsidiaries), (y) any Subsidiary owned (directly or indirectly) by the Borrower that is created, established or acquired after the Effective Date and which does not constitute an Unrestricted Subsidiary on the date of the creation, establishment and/or acquisition thereof and (z) any Unrestricted Subsidiary of the Borrower to the extent designated by the Borrower as a Restricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new Restricted Subsidiary so long as (i) no Default or Event of Default exists or would result therefrom, (ii) more than 50% of the capital stock of such newly-designated Restricted Subsidiary is owned by the Borrower or one or more Wholly-Owned Restricted Subsidiaries and all of the applicable provisions of Section 8.14 shall have been complied with in respect of such newly-designated Restricted Subsidiary, (iii) the Borrower shall have determined, with respect to such designation, that the Borrower and its Restricted Subsidiaries would have been in compliance, on a Pro Forma Basis, with Sections 8.09, 8.10 and 8.11 of this Agreement and (iv) such Unrestricted Subsidiary is permitted to be designated a Restricted Subsidiary pursuant to the Senior Note Documents; provided further, that, at the time of any Permitted Restricted Subsidiary Conversion or the sale of 100% of the capital stock owned by the Borrower or any Restricted Subsidiary of a Restricted Subsidiary to an Unrestricted Subsidiary pursuant to a Permitted Restricted Asset Sale, the Restricted Subsidiary so converted or sold shall no longer constitute a Restricted Subsidiary hereunder.

          "S&P" shall have the meaning provided in the definition of Cash Equivalents.

          "Scheduled Loan Repayment" shall have the meaning provided in Section 4.02(a).

          "Scheduled Loan Repayment Date" shall have the meaning provided in Section 4.02(a).

          "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

          "Section 7.01 Financials" shall mean the financial statements delivered, or to be delivered, pursuant to Section 7.01(a) or (b).

          "Secured Creditors" shall have the meaning assigned that term in the Pledge Agreement.

          "Securities Act" shall have the meaning provided in Section 8.04(h).

          "Senior Note Documents" shall mean and include each of the documents and other agreements entered into by the Borrower or any of its Subsidiaries (including, without limitation, the indentures pursuant to which each issuance of the Senior Notes are issued and any guaranty or guaranties relating thereto) relating to the issuance by the Borrower of any Senior Notes, as in effect on the Closing Date and as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

          "Senior Notes" shall mean and include the Borrower's (a) 7 5/8% Senior Secured Notes due 2008, (b) 10 1/4% Senior Notes due 2004, (c) 8 1/2% Senior Notes due 2006, and (d) the 8 7/8% Senior Notes due 2011, in each case, as in effect on the Effective Date and as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

          "Series D Preferred Stock" shall mean the Borrower's $10.00 Series D Exchangeable Preferred Stock, as in effect on the Closing Date and as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

          "Series F Preferred Stock" shall mean the Borrower's $9.20 Series F Exchangeable Preferred Stock, as in effect on the Closing Date and as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

          "Series H Preferred Stock" shall mean the Borrower's $8.625 Series H Exchangeable Preferred Stock, as in effect on the Closing Date and as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

          "Specified Change of Control Event" shall mean a Change of Control Event of the type described in clause (a) of the definition thereof.

          "Subordinated Exchange Debentures" shall mean and include the Borrower's (x) 10% Class D Subordinated Exchange Debentures due 2008, (y) 9.20% Class F Subordinated Exchange Debentures due 2009 and (z) 8 5/8% Class H Subordinated Exchange Debentures due 2010, in each case, in the form delivered to the Banks on the Closing Date and as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

          "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

          "Subsidiary Guarantor" shall mean (i) each Restricted Subsidiary in existence on the Closing Date (other than Excluded Foreign Restricted Subsidiaries) and (ii) each Restricted Subsidiary of the Borrower formed after the Closing Date and each Excluded Domestic Restricted Subsidiary designated as such by the Borrower, in each case, which has executed and delivered a counterpart of the Subsidiary Guaranty to the Administrative Agent on behalf of the Banks, provided that any such Restricted Subsidiary which is a Partially-Owned Restricted Subsidiary shall cease to constitute a Subsidiary Guarantor to the extent the Borrower shall have made a Non-Guarantor Designation with respect to such Subsidiary in accordance with the terms hereof.

          "Subsidiary Guaranty" shall have the meaning provided in Section 5.01(e).

          "Syndication Agent" shall have the meaning provided in the first paragraph of this Agreement.

          "Taxes" shall have the meaning provided in Section 4.04.

          "Test Period" shall mean the four consecutive fiscal quarters of the Borrower then last ended.

          "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

          "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.

          "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under such Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

          "Unpaid Drawings" shall mean all amounts paid or disbursed by the issuers of Letters of Credit which have not been reimbursed.

          "Unrestricted Subsidiary" shall mean (i) each Subsidiary of the Borrower listed on Annex VII hereto, (ii) any Subsidiary of the Borrower that is formed or acquired after Effective Date, which is funded through loans, advances and/or capital contributions as permitted by, and in compliance with, Section 8.05(d), provided that at the time of the initial loan, advance or capital contribution by the Borrower or any Restricted Subsidiary to such Subsidiary (x) the Borrower designates such Subsidiary as an Unrestricted Subsidiary in a written notice to the Administrative Agent and (y) such Subsidiary and the Borrower shall have entered into a tax sharing agreement in form and substance reasonably satisfactory to the Administrative Agent, (iii) any Restricted Subsidiary of the Borrower redesignated as an Unrestricted Subsidiary pursuant to a Permitted Restricted Subsidiary Conversion and any Restricted Subsidiary sold to an Unrestricted Subsidiary pursuant to a Permitted Restricted Asset Sale, in each case to the extent consummated in accordance with the terms of the respective definitions thereof and Section 8.02(c) or 8.02(j), as the case may be, and (iv) each Subsidiary of an Unrestricted Subsidiary; provided that, at the time of any designation of the type described in clause (z) of the definition of "Restricted Subsidiary," the Subsidiary so designated shall no longer constitute an Unrestricted Subsidiary hereunder.

          "Unrestricted Subsidiary Investment Amount" shall have the meaning provided in Section 8.05(d).

          "Unrestricted Subsidiary Investment Limit" shall mean, at any time, the sum of (i) $350,000,000, (ii) the Excess Cash Flow Amount at such time, (iii) an amount equal to all cash or other payments received by the Borrower and its Restricted Subsidiaries from Unrestricted Subsidiaries from dividends or distributions after the Effective Date (provided that for purposes of this clause (iii), cash and other payments received by a Partially-Owned Restricted Subsidiary shall be added to the Unrestricted Subsidiary Investment Limit only to the extent of the equity percentage ownership of the Borrower in such Partially-Owned Restricted Subsidiary), plus (iv) an amount equal to the aggregate net proceeds received by the Borrower from the issuance of equity securities of the Borrower after the Effective Date, provided that if the net proceeds from any such equity issuance are not utilized to make a loan or advance to, or a cash capital contribution in, an Unrestricted Subsidiary pursuant to Section 8.05(d) within 90 days following the date of such equity issuance, then the net proceeds from such equity issuance shall no longer be added to the Unrestricted Subsidiary Investment Limit.

          "U.S. Dollars" and "$" shall mean freely transferable lawful money of the United States of America.

          "Wholly-Owned Restricted Subsidiary" shall mean any Restricted Subsidiary of the Borrower which is not a Partially-Owned Restricted Subsidiary.

          "Working Capital" shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.

          "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

        SECTION 11.    The Administrative Agent.

        11.01    Appointment.    Each Bank hereby irrevocably designates and appoints JPMorgan as Administrative Agent of such Bank (such term to include for purposes of this Section 11, JPMorgan acting as Collateral Agent) and to act as specified herein and in the other Credit Documents, and each such Bank hereby irrevocably authorizes JPMorgan as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Banks, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Banks and the Administrative Agent neither assumes and nor shall it be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

        11.02    Delegation of Duties.    The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.03.

        11.03    Exculpatory Provisions.    Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower, any of its Subsidiaries or any of their respective officers contained in this Agreement or the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Borrower or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Credit Documents, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Banks or by or on behalf of the Borrower to the Administrative Agent, or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

        11.04    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

        11.05    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has actually received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

        11.06    Non-Reliance on Administrative Agent and Other Banks.    Each Bank expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

        11.07    Indemnification.    The Banks agree to indemnify the Administrative Agent in its capacity as such ratably according to their respective "percentages" (which shall equal, for each Non-Defaulting Bank, that percentage determined by dividing the outstanding principal amount of such Bank's Loans by the total aggregate principal amount of Loans less any outstanding Loans of Defaulting Banks), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower or any of its Subsidiaries; provided that no Bank shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent. If and to the extent any amount paid to the Administrative Agent is subsequently recovered by the Administrative Agent against the Borrower or any of its Subsidiaries, the Administrative Agent shall promptly pay to each Bank to the extent such Bank paid the Administrative Agent, its "percentage" of the amount so recovered. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 11.07 shall survive the payment of all Obligations.

        11.08    Administrative Agent in Its Individual Capacity.    The Administrative Agent and its respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Administrative Agent, and the terms "Bank" and "Banks" shall include the Administrative Agent in its individual capacity.

        11.09    Holders.    The Administrative Agent may deem and treat the payee of any Note which has been issued hereunder as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any such Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

        11.10    Resignation of the Administrative Agent; Successor Agent.    The Administrative Agent may resign as the Administrative Agent upon 20 days' notice to the Banks. Upon the resignation of the Administrative Agent, the Required Banks shall appoint from among the Banks a successor Administrative Agent for the Banks subject to prior approval by the Borrower (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall include such successor agent effective upon its appointment, and the resigning Administrative Agent's rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the resignation of the Administrative Agent hereunder, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

        SECTION 12.    Miscellaneous.

        12.01    Payment of Expenses, etc.    The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP) in connection with the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to the Credit Documents; (ii) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein and, after an Event of Default shall have occurred and be continuing, the protection of the rights of the Administrative Agent and each of the Banks thereunder (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for the Administrative Agent and for each of the Banks); (iii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iv) indemnify the Administrative Agent and each Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any other transactions contemplated in any Credit Document including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

        12.02    Right of Setoff.    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Bank pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

        12.03    Notices.    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, facsimilied or delivered, if to the Borrower, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Bank, at its address specified for such Bank on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, facsimilied or cabled or sent by overnight courier, and shall be effective when received.

        12.04    Benefit of Agreement.    (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its respective rights or obligations hereunder without the prior written consent of the Banks. Each Bank may at any time grant participations in any of its rights hereunder to another financial institution; provided further, that, in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to receive the additional amounts under Sections 1.10, 1.11 and 4.04 of this Agreement to, and only to, the extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold; and provided further, that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan in which such participant is participating (it being understood that any waiver of an installment on, or the application of any prepayment or the method of application of any prepayment to the amortization of the Loans shall not constitute an extension of the final scheduled maturity date), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment and that an increase in any Commitment shall be permitted without the consent of any participant if such participant's participation is not increased as a result thereof), (ii) release all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranty (in each case except as expressly provided in the Credit Documents) or (iii) in each case consent to the assignment or transfer by the Borrower or any other Subsidiaries of the Borrower of any of its rights and obligations under this Agreement or any other Credit Document except in accordance with the terms hereof and thereof.

        (b)   Notwithstanding the foregoing, (x) any Bank may assign all or a portion of its Loans and/or Commitment and its rights and obligations hereunder to (i) any affiliate of such Bank, (ii) any other Bank and/or its affiliates or (iii) any Approved Fund and (y) with the consent of the Administrative Agent and the Borrower (which consent in each case shall not be unreasonably withheld or delayed), any Bank may assign all or a portion of its Loans and/or Commitments and its rights and obligations hereunder to one or more commercial banks, other Persons who invest in commercial loan facilities or other financial institutions. No assignment pursuant to the immediately preceding sentence shall (x) to the extent such transaction represents an assignment pursuant to clause (y) of the preceding sentence (other than an assignment to a Bank), be in an aggregate amount less than the minimum of (I) $1,000,000 (or such lesser amount as constitutes the assigning Bank's entire Commitment and outstanding Loans or such lesser amount as may be approved by the Administrative Agent and the Borrower) so long as no Default or Event of Default then exists, reduce the Loans and Commitments of the assigning Bank to an aggregate amount less than the Minimum Retention Amount unless the same are reduced to $0. If any Bank so sells or assigns all or a part of its rights hereunder, any reference in this Agreement or the other Credit Documents to such assigning Bank shall thereafter refer to such Bank and to the respective assignee Bank to the extent of their respective interests and the respective assignee Bank shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank. Each assignment pursuant to this Section 12.04(b) shall be effected by the assigning Bank and the assignee Bank executing an Assignment and Assumption Agreement substantially in the form of Exhibit G (appropriately completed). At the time of any such assignment, (i) Annex I shall be deemed to be amended to reflect the Commitments and outstanding Loans of the respective assignee Bank (which shall result in a direct reduction to the respective Commitments of the assigning Bank) and of the other Banks, (ii) the Administrative Agent as agent for the Borrower shall record such assignment and the resultant effects thereof on the Loans and/or Commitments of the assigning Bank and the assignee Bank in the Register and (iii) the Administrative Agent shall receive from the assigning Bank and/or the assignee Bank at the time of each assignment (other than an assignment pursuant to clause (x) of the first sentence of this Section 12.04(b)) the payment of a nonrefundable assignment fee in an aggregate amount of $3,500 with respect to each such assignment. Each Bank and the Borrower agree to execute such documents (including, without limitation, amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Promptly following any assignment pursuant to this Section 12.04(b), the assigning Bank shall promptly notify the Borrower thereof. Nothing in this Section 12.04(b) shall prevent or prohibit any Bank from pledging its Loans or, if issued, Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank or prevent any Bank which is an Approved Fund from, at any time, pledging all or any portion of its Loans to its trustee or representative or other creditor; provided, however, that no such pledge shall release any Bank from its obligations hereunder or substitute such Federal Reserve Bank, trustee or representative or other creditor for such Bank as a party hereto.

        (c)   Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Bank hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

        12.05    No Waiver; Remedies Cumulative.    No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Banks to any other or further action in any circumstances without notice or demand.

        12.06    Payments Pro Rata.    (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations of the Borrower hereunder, it shall, except as otherwise provided in this Agreement, distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

        (b)   Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the Borrower to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

        (c)   Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Banks as opposed to Defaulting Banks.

        12.07    Calculations; Computations.    (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks); provided that except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2000 historical financial statements delivered to the Banks pursuant to Section 6.10(a) of the Existing Credit Agreement.

        (b)   All computations of interest (other than interest on Base Rate Loans) and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans hereunder shall be made on the actual number of days elapsed over a year of 365 days.

        12.08    Governing Law; Submission to Jurisdiction; Venue.    (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby further irrevocably waives any claim that any such courts lack jurisdiction over the Borrower, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Credit Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over the Borrower. The Borrower irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. The Borrower hereby irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document that service of process was in any way invalid or ineffective. The Borrower hereby represents and warrants that its chief executive office is located at 745 Fifth Avenue, New York, New York 10151, and the Borrower hereby further agrees that it shall not move its chief executive office unless it shall give the Administrative Agent not less than 30 days' prior written notice of its intention so to do. The Borrower agrees that (x) prior to moving its chief executive office outside New York City and (y) and if for any reason any designee, appointee and agent previously appointed pursuant to this sentence shall cease to be available to act as such, the Borrower shall designate a designee, appointee and agent or replacement designee, appointee and agent, as the case may be, in New York City on the terms and for the purposes of this provision satisfactory to the Administrative Agent. Nothing herein shall affect the right of the Administrative Agent, any Bank or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

        (b)   The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

        12.09    Counterparts.    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

        12.10    Effectiveness.    This Agreement shall become effective on the date (the "Effective Date") on which the Borrower, the Administrative Agent and each Bank shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Bank prompt written notice of the occurrence of the Effective Date.

        12.11    Headings Descriptive.    The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        12.12    Amendment or Waiver.    Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Banks; provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) affected thereby, (i) extend any Scheduled Loan Repayment Date, reduce the amount of any Scheduled Loan Repayment or extend the final scheduled maturity of any Loan (it being understood that any waiver of the application of any prepayment of or the method of application of any prepayment to the amortization of the Loans shall not constitute any such extension), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the principal amount thereof, or increase the Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory repayment or reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Bank), (ii) release all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranty (in each case except as expressly provided in the Credit Documents), (iii) release all or substantially all of the Collateral, (iv) amend, modify or waive any provision of this Section, or Section 1.10, 1.11, 4.04, 9.01, 11.07, 12.01, 12.02, 12.04, 12.06 or 12.07(b), (v) reduce the percentage specified in, or otherwise modify, the definition of, Required Banks, or (vi) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or any other Credit Document except in accordance with the terms hereof or thereof. No provision of Section 11 may be amended without the consent of the Administrative Agent.

        12.13    Survival.    All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 4.04, 11.07 or 12.01, shall survive the execution and delivery of this Agreement and the making and repayment of the Loans and the satisfaction of all other Obligations.

        12.14    Domicile of Loans.    Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank, provided, that the Borrower shall not be responsible for costs arising under Sections 1.10, 1.11 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent such costs would not otherwise be applicable to such Bank in the absence of such transfer.

        12.15    Confidentiality.    Each of the Banks agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to (i) its employees, auditors, counsel or other professional advisors, to affiliates or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information or (ii) any contractual counterparty in any swap agreement to which a Bank is a party, or any professional advisor to any such contractual counterparty, so long as such parties agree to be bound by the provisions of this Section) any information with respect to the Borrower or any of its Subsidiaries which is furnished pursuant to this Agreement and which is designated by the Borrower to the Banks in writing as confidential, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, provincial or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation, the National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any prospective transferee in connection with any contemplated transfer of any of the Loans and/or Commitments or any interest herein by such Bank, provided that such prospective transferee agrees to be bound by the provisions of this Section.

        12.16    Waiver of Jury Trial.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        12.17    USA Patriot Act.    Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

        12.18    Section 8 Calculations.    The parties hereto intend that all calculations required to measure compliance with Section 8 hereof ("New Credit Agreement Calculations") shall be the same as those required to measure compliance with Section 8 of the Existing Credit Agreement as in effect as of the date hereof ("Existing Credit Agreement Calculations"). Notwithstanding anything to the contrary contained in this Agreement, in the event that any definition or other term or provision hereof shall cause any New Credit Agreement Calculation to differ in any way from its corresponding Existing Credit Agreement Calculation, such definition, term or provision shall be deemed to be modified to eliminate any such difference.

*                        *                         *

        IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:
745 Fifth Avenue New York, NY 10151	PRIMEDIA INC.
Telephone: (212) 745-0101 Telecopier: (212) 745-0199 Attention: Beverly Chell, Esq.	By:	/s/ CHRISTOPHER FRASER Title: SVP—Law
JPMORGAN CHASE BANK, Individually and as Administrative Agent
	By:	/s/ BRUCE BORDEN Title: Vice President
BANK OF AMERICA, N.A., Individually and as Syndication Agent
	By:	/s/ EDWARD HAMILTON Title: Senior Vice President
CITICORP NORTH AMERICA, INC. Individually and as Co-Syndication Agent
	By:	/s/ TAMMY KOCH Title: Vice President

ANNEX I

LIST OF BANKS

Bank	Loan Commitment
JPMorgan Chase Bank	$33,333,334
Bank of America, N.A.	$33,333,333
Citicorp North America, Inc.	$33,333,333
Total	$100,000,000

ANNEX II

BANK ADDRESSES

JPMorgan Chase Bank	270 Park Avenue New York, NY 10017 Telephone: (212) 270-5799 Telecopier: (212) 270-4164 Attention: Bruce Borden e-mail: bruce.borden@jpmorgan.com
Bank of America, N.A.	335 Madison Ave. Entertainment Media Group—5374 New York, NY 10017 Telephone: (212) 503-7980 Telecopier: (212) 503-7173 Attention: Thomas J. Kane e-mail: thomasj.kane@bankofamerica.com
Citicorp North America, Inc.	390 Greenwich Street New York, NY 10013 Telephone: (212) 723-6755 Telecopier: (212) 723-8547 Attention: John Judge e-mail: john.judge@ssmb.com

ANNEX III

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Direct Parent	% of PRIMEDIA Inc. Ownership
About, Inc.	DE	PRIMEDIA Companies Inc.	100%
AgriClick LLC	DE	IndustryClick	100%
Canadian Red Book, Inc.	Canada	PRIMEDIA Business Magazines & Media Inc.	100%
Canoe & Kayak, Inc.	DE	PRIMEDIA Enthusiast Publications, Inc.	100%
Channel One Communications Corporation	DE	PRIMEDIA Companies Inc.	100%
Channel One Interactive, Inc.	DE	PRIMEDIANet Inc.	100%
ConsumerClick Corp.	DE	PRIMEDIANet Inc.	100%
Cover Concepts Marketing Services, LLC	DE	Channel One Communications	99%
		Haas Publishing Companies, Inc.	1%
CSK Publishing Company, Inc.	DE	McMullen Argus	100%
Distributech LLC	DE	Haas Publishing Companies, Inc.	100%
Films For The Humanities & Sciences, Inc.	DE	PRIMEDIA Companies Inc.	100%
Go Lo Entertainment, Inc.	DE	McMullen Argus	100%
Guias do Brasil Ltda.	Brazil	HPC do Brasil Ltda	99%
Haas Publishing Companies, Inc.	DE	PRIMEDIA Companies Inc.	100%
Hacienda Productions, Inc.	DE	Channel One Communications	100%
HPC Brazil, Inc.	DE	PRIMEDIA Companies Inc.	100%
HPC do Brasil Ltda.	Brazil	Haas Publishing Companies, Inc.	99%
HPC Interactive, Inc.	DE	PRIMEDIANet Inc.	100%
HPC Interactive, LLC	DE	Haas Publishing Companies, Inc.	100%
HPCi Realty, Inc.	NY	HPC Interactive LLC	100%
HSW Video LLC	DE	PRIMEDIA Digital Video Holdings	50%
IndustryClick Corp.	DE	PRIMEDIANet Inc.	100%
IntelliChoice, Inc.	CA	PRIMEDIA Business Magazines & Media Inc.	100%
Intertec Publishing (UK) Limited	United Kingdom	Westcott PRIMEDIA Limited	100%
Kagan Asia Media Ltd.	United Kingdom	Kagan World Media Limited	100%
Kagan Media Appraisals, Inc.	CA	PRIMEDIA Companies Inc.	100%
Kagan Seminars, Inc.	CA	PRIMEDIA Companies Inc.	100%
Kagan World Media, Inc.	DE	PRIMEDIA Companies Inc.	100%
Kagan World Media Limited	United Kingdom	Media Central LLC	100%
McMullen Argus Publishing, Inc.	CA	PRIMEDIA Magazines Inc.	100%
Media Central Acquisition, LLC	DE	Media Central LLC	100%
Media Central IP Corp.	DE	PRIMEDIA Companies Inc.	100%
Media Central LLC	DE	PRIMEDIA Business Magazines & Media Inc.	100%
Motor Trend Auto Shows Inc.	DE	PRIMEDIA Leisure Group Inc.	100%
Paul Kagan Associates, Inc. (f/k/a PKA Acquisition Corp)	DE	PRIMEDIA Companies Inc.	100%
PRIMEDIA Business Magazines & Media Inc. (f/k/a Intertec	DE	PRIMEDIA Companies Inc.	100%
Publishing Corporation)
PRIMEDIA California Digital Inc.	DE	PRIMEDIANet Inc.	100%
PRIMEDIA Companies Inc.	DE	PRIMEDIA Inc.	100%
PRIMEDIA Digital Video Holdings LLC	DE	PRIMEDIA Companies Inc.	100%
PRIMEDIA Enterprises, Inc.	DE	PRIMEDIA Companies Inc.	100%
PRIMEDIA Enthusiast Publications, Inc.	PA	PRIMEDIA Magazines Inc.	100%
PRIMEDIA Finance Shared Services, Inc.	DE	PRIMEDIA Companies Inc.	100%
PRIMEDIA Holdings III, Inc.	DE	PRIMEDIA Companies Inc.	100%
PRIMEDIA Information, Inc.	DE	PRIMEDIA Companies Inc.	100%
PRIMEDIA International, Inc.	DE	PRIMEDIA Companies Inc.	100%
PRIMEDIA Investment LLC	DE	PRIMEDIA Specialty Group Inc.	100%
PRIMEDIA Leisure Group Inc.	DE	PRIMEDIA Companies Inc.	100%
PRIMEDIA Magazine Finance, Inc.	DE	PRIMEDIA Magazines	100%
PRIMEDIA Magazines, Inc.	DE	PRIMEDIA Holdings III, Inc.	100%
PRIMEDIA Productions Dallas LLC (f/k/a	DE	PRIMEDIA Digital Video Holdings LLC	100%
PRIMEDIA Digital Video LLC)

PRIMEDIA Special Interest Publications, Inc.	DE	PRIMEDIA Magazines	100%
PRIMEDIA Specialty Group Inc.	DE	PRIMEDIA Leisure Group Inc.	100%
PRIMEDIA TeenClick Corporation	DE	PRIMEDIA Companies Inc.	100%
PRIMEDIA Ventures, Inc.	DE	PRIMEDIA Companies Inc.	100%
PRIMEDIANet Inc.	DE	PRIMEDIA Companies Inc.	100%
PRIMEDIA Workplace Learning LLC	DE	Haas Publishing Companies, Inc.	100%
PRIMEDIA Workplace Learning LP	DE	PRIMEDIA Workplace Learning LLC	99%
		Haas Publishing Companies, Inc.	1%
Simba Information, Inc.	CT	PRIMEDIA Information, Inc.	100%
The Virtual Flyshop, Inc.	DE	PRIMEDIA Enthusiast	100%
Westcott PRIMEDIA Limited	United Kingdom	PRIMEDIA Companies Inc.	100%

2

ANNEX IV

LIENS

        None.

ANNEX V

EXISTING DEBT/EXISTING CONTINGENT OBLIGATIONS

PART A. EXISTING DEBT

$250 million 7.625% Senior Notes due 4/1/08
$500 million 8.875% Senior Notes due 5/15/11
$300 million 8% Senior Notes due 2013
$175 million Senior Floating Rate Notes due 2010

PART B. EXISTING CONTINGENT OBLIGATIONS

        None.

ANNEX VI

EXISTING PREFERRED STOCK

        $250,000,000 $8.625 Series H Exchangeable Preferred Stock

        $200,000,000 $10.00 Series D Exchangeable Preferred Stock

        $125,000,000 $9.20 Series F Exchangeable Preferred Stock

  $125,000,000 (plus accrued PIK dividends) Series J Convertible Exchangeable Preferred Stock

ANNEX VII

EXISTING UNRESTRICTED SUBSIDIARIES

  PRIMEDIANet Inc.
  PRIMEDIA Ventures, Inc.
  PRIMEDIA Teenclick Corp.
  PRIMEDIA Digital Video Holdings LLC
  HPC Interactive, LLC
  Media Central Acquisition, LLC
  Media Central, LLC
  Kagan World Media Limited
  Kagan Asia Media, Ltd.
  PRIMEDIA International, Inc.
  PRIMEDIA California Digital Inc.
  PRIMEDIA Investment LLC
  PRIMEDIA Enterprises, Inc.
  Distributech LLC

QuickLinks

Table of Contents
LIST OF BANKS
BANK ADDRESSES
SUBSIDIARIES
LIENS
EXISTING DEBT/EXISTING CONTINGENT OBLIGATIONS
PART A. EXISTING DEBT
PART B. EXISTING CONTINGENT OBLIGATIONS
EXISTING PREFERRED STOCK
EXISTING UNRESTRICTED SUBSIDIARIES